                                                              Exhibit (10)(vi)

                          PURCHASE AND SALE AGREEMENT




                                     BETWEEN




                 KCS RESOURCES, INC., KCS ENERGY SERVICES, INC.,
                        KCS MICHIGAN RESOURCES, INC. AND
                          KCS MEDALLION RESOURCES, INC.

                                    "SELLERS"


                                       AND


                                  STAR VPP, LP

                                     "BUYER"




                                   DATED AS OF

                                FEBRUARY 14, 2001

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS....................................................    1

   1.01     Certain Definitions..........................................    1
   1.02     Other Definitions............................................    5

ARTICLE II TRANSACTIONS..................................................    5

   2.01     Purchase and Sale............................................    5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS....................    6

   3.01     Representations and Warranties of Sellers....................    6

ARTICLE IV REPRESENTATIONS OF BUYER......................................   10

   4.01     Representations of Buyer.....................................   10

ARTICLE V CONDITIONS TO CLOSING..........................................   11

   5.01     Conditions to Obligation of Sellers..........................   11
   5.02     Conditions to Obligations of Buyer...........................   11

ARTICLE VI CLOSING.......................................................   13

   6.01     Pre-Closing Date and Place...................................   13
   6.02     Documents to Be Executed at Pre-Closing......................   13
   6.03     Recording....................................................   14
   6.04     Closing Title Report.........................................   14
   6.05     Closing......................................................   14
   6.06     Closing Title Opinions.......................................   15
   6.07     Failure to Close.............................................   15
   6.08     Payments.....................................................   15

ARTICLE VII MISCELLANEOUS................................................   15

   7.01     Announcements................................................   15
   7.02     Further Assurances...........................................   16
   7.03     Survival.....................................................   16
   7.04     Expenses.....................................................   16
   7.05     Notices......................................................   16
   7.06     Indemnification..............................................   17
   7.07     Governing Law................................................   18
   7.08     Successors and Assigns.......................................   18
   7.09     Schedules and Exhibits.......................................   18
   7.10     Entire Agreement; Amendments; Waivers........................   18
   7.11     Headings.....................................................   19
   7.12     Counterparts.................................................   19
   7.13     Exercise of Option...........................................   19

   7.14     Joint and Several Liability..................................   19

Attachments

         Exhibit A -       Conveyance of Overriding Royalty Interest
         Exhibit B -       Conveyance of Production Payment
         Exhibit C -       Production and Delivery Agreement
         Exhibit D -       Production and Delivery Agreement (KCS Medallion)
         Exhibit E -       Collateral Assignment
         Exhibit F -       Excess Gas Sales Contract
         Exhibit G -       Excess Oil Sales Contract
         Exhibit H -       Title Opinion Law Firms
         Exhibit I -       Local Counsel Opinions
         Exhibit J -       Approved Purchasers
         Schedule 1 -      Allocation of Purchase Price
         Schedule 2 -      Disclosure Statement
         Schedule 3 -      Capital Expenditures

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") is made and entered into as of the 14th day of February, 2001, by and between KCS RESOURCES, INC., a Delaware corporation, and KCS ENERGY SERVICES, INC., a Delaware corporation, both of whose address is 5555 San Felipe, Suite 1200, Houston, Texas 77056, and KCS MICHIGAN RESOURCES, INC., a Delaware corporation, and KCS MEDALLION RESOURCES, INC., a Delaware corporation, both of whose address is 7130 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74136 (each such party is referred to herein individually as a "Seller" and collectively as the "Sellers"), and STAR VPP, LP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002 ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Sellers collectively are the owners of the Subject Interests referred to herein; and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Overriding Royalty and the Production Payment provided for herein;

         NOW, THEREFORE, in consideration of the mutual benefits and obligations of the parties contained herein, Buyer and Sellers agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 CERTAIN DEFINITIONS As used herein, the following terms shall have the meanings set forth below, except as otherwise expressly provided:

         "Affiliate" shall mean with respect to a party, any entity which either directly or indirectly controls or manages, is controlled or managed by or is under common control or management with such party. For purposes hereof, "control" means the right or power to direct the policies of another through management authority, stock ownership, delegated authority, voting rights or otherwise.

         "Assets" or "Asset" means, collectively or singularly, (i) the Subject Interests, together with all rights, titles, interests, appurtenances, benefits and privileges of Sellers attributable to each Subject Interest; (ii) all of the real, immovable, personal and mixed property of Sellers (whether located on or off the Subject Interests) used in connection with or attributable in any manner to the exploration or development of the Subject Interests for Hydrocarbons or the operation of the Subject Interests for producing, treating, storing or transporting of production from the Subject Interests; (iii) all rights of Sellers with respect to all contracts, agreements, instruments, governmental orders and contractual rights which cover or relate in any manner whatsoever to the Subject Interests; (iv) all rights of Sellers with respect to all easements, rights-of-ways, rights, permits, licenses and servitudes which are used or held in connection with the exploration, development or operation of the Subject Interests or the transportation of production therefrom; and (v) all files, records, data and documentation of Sellers pertaining or related to the Subject Interests and/or assets described in clauses (i) through (iv) preceding.

         "Assignment and Agreement" means that certain Assignment and Agreement executed April 12, 1996 from Medallion Production Company to InterCoast Global Management, Inc. and recorded in Volume 288, Page 428 of the Official Public Records of Sutton County, Texas.

         "Bankruptcy Court" means the United States District Court for the District of Delaware having subject matter jurisdiction over the KCS Bankruptcy Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court under section 151 of title 28 of the United States Code.

         "Casualty Defect" means, with respect to all or any material portion of an Asset, any destruction by fire, blowout, leak, explosion or other casualty (above or below ground) or any taking, or pending or threatened taking, in condemnation or under the right of eminent domain, of any Asset or portion thereof.

         "Central Time" means Central Standard Time or Central Daylight Savings Time in effect in Houston, Texas on the date in question.

         "CIBC Facilities" means collectively (a) the First Amended and Restated Credit Agreement dated December 22, 1998, among KCS Resources, Inc., KCS Michigan Resources, Inc. and KCS Energy Marketing, Inc., as Borrower, Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC Inc., as Collateral Agent, Bank One, Texas, National Association, as Co-Agent and NationsBank of Texas, N.A., as Co-Agent, and the Lenders signatory thereto, and (b) the First Amended and Restated Credit Agreement dated December 22, 1998, among KCS Medallion Resources, Inc., KCS Energy, Inc., KCS Energy Services, Inc. and Medallion Gas Services, Inc., as Borrower, Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC Inc., as Collateral Agent, and the Lenders signatory thereto, and (c) all predecessor loan or credit agreements to the foregoing by and among the foregoing parties.

         "CIBC Liens" means all liens, security interests or the other rights in collateral arising out of or related to the CIBC Facilities.

         "Closing" means the consummation of the transactions contemplated hereby as provided in Article VI.

         "Closing Date" means the date of Closing pursuant to Article VI.

         "Closing Documents" means, collectively, the Conveyances, the Production and Delivery Agreements, the Excess Gas Sales Contract, the Excess Oil Sales Contract, the Collateral Assignment and any other documents or instruments executed or delivered at or in connection with the Pre-Closing or the Closing.

         "Collateral Assignment" means the Collateral Assignment of Documents, Liens and Security Interests substantially in the form attached hereto as Exhibit E.

         "Confirmation Order" means the Order Confirming Debtors' Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on January 30, 2001.

         "Conveyances" means (a) the Conveyance of Overriding Royalty from Sellers to Buyer in the form attached hereto as Exhibit A and (b) the Conveyance of Production Payment from KCS Medallion Resources, Inc. to Buyer in the form attached hereto as Exhibit B.

         "Debtors" means collectively, KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp.

         "Excess Gas Sales Contract" means that certain Enfolio Excess Gas Purchase Agreement (Reserves Committed/Index Pricing) dated as of February 14, 2001 among Sellers and Enron North America Corp., covering certain natural gas produced from the Leases, in the form attached hereto as Exhibit F.

         "Excess Oil Sales Contract" means that certain Excess Oil Sales Contract dated as of February 14, 2001 among Sellers and Enron Reserve Acquisition Corp., covering certain oil produced from the Leases, in the form attached hereto as Exhibit G.

         "Final Order" means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument, or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to Buyer and Sellers, or, if an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Bankruptcy Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (as defined in the KCS Bankruptcy Plan) or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

         "Good and Marketable Title" means (a) with respect to the Hall-Houston Production Payment, 100% of the record and beneficial title to the Hall-Houston Production Payment, free and clear of any encumbrances, liens, mortgages or pledges, preferential purchase rights or requirements for consents to assignment applicable to or exercisable as a result of the Conveyance pertaining thereto, and any other defects that would materially affect or interfere with the possession, ownership or value thereof, except for Permitted Encumbrances, (b) with respect to the Sutton County Production Payment, 100% of the record and beneficial title to the Sutton County Production Payment, free and clear of any encumbrances, liens, mortgages or pledges, preferential purchase rights or requirements for consents to assignment applicable to or exercisable as a result of the Conveyance pertaining thereto, and any other defects that would materially affect or interfere with the possession, ownership or value thereof, except for Permitted Encumbrances, and (c) with respect to all of the Subject Interests (other than the Hall-Houston Production Payment and the Sutton County Production Payment) such record and beneficial title that after giving effect to the existing unit, communitization and farmout agreements described in Part II of Exhibit A to the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A (i) entitles Sellers to receive, from their collective ownership of record in each Lease described or referred to in Exhibit A to the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A, a percentage of all Hydrocarbons produced, saved and marketed from each well now or hereafter located on such Lease or lands pooled or communitized with lands covered by such Lease, not less than the net revenue interest set forth in Exhibit A to the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A for the respective well, unit or comunitized area without reduction, suspension or termination for the productive life of such well; (ii) obligates Sellers to bear a percentage of the costs and expenses relating to operations on and the maintenance and development of each well now or hereafter located on such Lease or lands pooled or communitized with lands covered by such Lease not greater than the undivided working interests set forth in Exhibit A to the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A for each well, unit or communitized area without increase for the productive life of such well; (iii) entitles Sellers to a share of the working interest or operating rights in each well now or hereafter located on such Lease or lands pooled or communitized with lands covered by such Lease which is not less than the undivided leasehold or working interest set forth in Exhibit A to the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A for such well, unit or communitized area; and (iv) is free and clear of any encumbrances, liens, mortgages or pledges, preferential purchase rights or requirements for consents to assignment applicable to or exercisable as a result of the Conveyances, and any other defects that would materially affect or interfere with the operation, use, possession, ownership or value thereof, except for the Permitted Encumbrances.

         "Hall-Houston Production Payment" has the meaning set forth in the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A.

         "Hydrocarbons" means all oil, condensate, gas and other liquid and gaseous hydrocarbon substances.

         "KCS Bankruptcy Cases" means the bankruptcy cases of KCS Energy, Inc., Sellers and those other subsidiaries and affiliates of KCS Energy, Inc. pending in the Bankruptcy Court under Case Numbers 00-0028 and 00-0310 through 00-0318, inclusive.

         "KCS Bankruptcy Plan" means Debtor's Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated January 5, 2001 as modified on January 29, 2001 and approved by the Confirmation Order of the Bankruptcy Court.

         "Indemnified Parties" is defined in Section 7.06.

         "Lease" and "Leases" have the meanings set forth in the Conveyances.

         "Legal Requirement" means any requirement imposed pursuant to any statute, rule, regulation, order, permit or license of any applicable governmental authority or by any applicable court order.

         "Option" has the meaning set forth in Part III of the Assignment and Agreement.

         "Overriding Royalty" means the overriding royalty interest that is more particularly described in the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A.

         "Permitted Encumbrances" has the meaning set forth in the Conveyances.

         "Person" means any individual, natural person, corporation, joint venture, partnership, limited partnership, trust, estate, business trust, association, governmental entity or other entity.

         "Pre-Closing" means the execution and delivery of certain instruments and other actions to be taken by the parties at the pre-closing described in
Article VI.

         "Production and Delivery Agreements" means (a) the Production and Delivery Agreement to be entered into between Buyer and Sellers in the form of Exhibit C hereto and (b) the Production and Delivery Agreement between Buyer and KCS Medallion Resources, Inc. in the form of Exhibit D hereto.

         "Production Payment" means the production payment that is more particularly described in the Conveyance of Production Payment attached hereto as Exhibit B.

         "Reserve Report" means the reserve and cash flow engineering report covering the Subject Interests dated as of December 31, 2000, prepared by Netherland, Sewell and Associates.

         "Subject Interests" means, collectively, the Subject Interests as defined in the Conveyances.

         "Subject Properties" has the meaning set forth in the Assignment and Agreement.

         "Sutton County Production Payment" has the meaning set forth in the Conveyance of Production Payment attached hereto as Exhibit B.
         "Taxes" means all ad valorem, property, occupation, severance, production, gathering, pipeline, gross production, windfall profit, energy, Btu, excise and other taxes, governmental charges and assessments imposed on the Assets, the Overriding Royalty or the Production Payment, other than income taxes.

         1.02 OTHER DEFINITIONS. Other terms defined elsewhere in this Agreement shall have the meanings so given them herein.

                                   ARTICLE II
                                  TRANSACTIONS

         2.01 PURCHASE AND SALE. Subject to and in accordance with the terms hereof, Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase, the Overriding Royalty for an aggregate purchase price of One Hundred Sixty-Eight Million Two Hundred Fifteen Thousand Dollars (U.S. $168,215,000), and KCS Medallion Resources, Inc. agrees to sell and convey to Buyer, and Buyer agrees to purchase, the Production Payment for a purchase price of Nine Million Six Hundred Ninety-Seven Thousand Dollars (U.S. $9,697,000) (the purchase price for the Overriding Royalty and the purchase price for the Production Payment are referred to herein, collectively, as the "Purchase Price"), and the parties agree to execute and deliver the Closing Documents. The Purchase Price shall be allocated among Sellers as set forth on Schedule 1. The Purchase Price shall be paid by Buyer to Sellers at the Closing as provided in Section 6.05.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         3.01 REPRESENTATIONS AND WARRANTIES OF SELLERS. As a principal cause and material inducement to Buyer entering into this Agreement and the Closing Documents and its consummation of the transactions described herein, Sellers have made the representations set forth below with the understanding that, notwithstanding any investigation made by Buyer, Buyer is relying on each of such representations and would not have entered into the Closing Documents or have consummated the transactions described herein but for each of such representations. In view of the foregoing, and with the acknowledgment that Buyer's reliance on such representations is reasonable, Sellers hereby represent and warrant to Buyer, jointly and severally, as follows:

         (a) All of the information, reports and other data furnished by Sellers to Buyer in connection with the transactions described herein, including, without limitation, the Reserve Report, is accurate and complete in all material respects and none of such information supplied contains an untrue statement of a material fact or omits to state any material fact which is necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Reserve Report was prepared in accordance with customary oil and gas engineering practices and is based on historical information which is accurate and complete in all material respects and nothing has come to any Seller's attention nor is there any fact or circumstance known to any Seller that would adversely affect any of the findings, conclusions, assumptions or projections contained in the Reserve Report.

         (b) The actions of Sellers in furnishing information to Buyer in connection with the transactions described herein do not and will not violate any duty owed by any Seller to any Person to which such information relates or any obligation of any Seller under any existing agreement.

         (c) Sellers own Good and Marketable Title to the Subject Interests and own good title to the other Assets, free and clear of any encumbrances, liens or security interests (other than Permitted Encumbrances).

         (d) All Taxes imposed or assessed with respect to or measured by or charged against or attributable to the Subject Interests and the Assets have been duly paid, except for Taxes being contested by KCS Energy, Inc. or one or more of the Sellers in connection with the KCS Bankruptcy Plan.

         (e) Except as may be set forth on Schedule 2, there are no suits or proceedings pending or, to the knowledge of Sellers, threatened against any Seller or the Assets that, if decided adversely to the interest of Sellers could materially adversely affect any Seller, any of the Assets or the rights of Buyer under the Closing Documents.

         (f) The Leases are in full force and effect; and Sellers have complied with the terms of all governmental orders or directives naming Sellers or applicable directly to the Subject Interests.

         (g) All rents and royalties with respect to the Leases have been paid in a timely manner, and all liabilities of any kind or nature incurred with respect to the Leases have been paid before delinquent; Sellers have not received any notice of default or claimed default with respect to the Subject Interests or any Lease or any part thereof; and all wells, facilities and equipment which constitute part of the Assets are in all material respects in good repair and working condition and to Seller's knowledge have been designed, installed and maintained in all material respects in accordance with good industry standards and applicable Legal Requirements.

         (h) Except for the Permitted Encumbrances and as set forth in Schedule 2, neither the Subject Interests nor the Hydrocarbons attributable thereto are subject, committed or dedicated to any contract, agreement or arrangement regarding the gathering, transportation, processing, storing, delivery, sale, use or marketing thereof; and no third party has any call, right of first refusal or preferential right to purchase any such Hydrocarbons. The terms of the existing gas sales agreements and existing oil sales agreements described on
Schedule 2 do not extend beyond those set forth on Schedule 2.

         (i) Except for the Permitted Encumbrances and as set forth in Schedule 2, Sellers are not a party to or bound by, and the Subject Interests and the Hydrocarbons attributable thereto are not encumbered or affected by, any gas balancing, deferred production, gas banking or similar agreement or arrangement; and except as set forth in Schedule 2, Sellers are not in an "overlift," "over-produced" or similar status under any such agreement or arrangement.

         (j) Except as set forth on Schedule 2, neither the Subject Interests nor the Hydrocarbons attributable thereto is subject to any contract, agreement or arrangement (including, without limitation, advance payment agreements, prepayments, take-or-pay makeup obligations or otherwise) whereby the owner of the Hydrocarbons or any part thereof is not entitled to convey the Hydrocarbons or to market the Hydrocarbons and to obtain the full market price or value of the same.

         (k) Since January 1, 2001, the Subject Interests have been operated in accordance with all laws, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Subject Interests, including the production of Hydrocarbons attributable thereto; the Subject Interests are not currently in violation of any such law, rule or regulation and are not currently subject to reduced allowances or other penalties on account of overproduction or otherwise.

         (l) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is qualified to do business and in good standing in each jurisdiction in which the Subject Interests are located. Each Seller has the legal right, power and authority, and qualifications to conduct its business and own its properties (including the Subject Interests); and each Seller has the legal right, power and authority (i) to execute and deliver the Conveyances to which it is a party and to convey to Buyer the Overriding Royalty, the Production Payment and all of the rights and privileges appurtenant thereto and (ii) to execute and deliver this Agreement and the Closing Documents to which it is a party and perform all of such Seller's obligations under the same.

         (m) The making and performance by each Seller of this Agreement and the Closing Documents to which it is a party are within the corporate power of such Seller, have been authorized by all necessary corporate action on the part of such Seller, does not and will not (i) violate any provision of such Sellers' articles of incorporation, bylaws or other governing documents, (ii) violate any provision of law or any rule, regulation, order, writ, judgment, decree or determination currently in effect having applicability to such Seller, (iii) result in a breach of or constitute a default under any indenture, bank loan, credit agreement or farmout agreement, program agreement or operating agreement, or any other agreement or instrument to which any Seller is a party or by which such Seller or such Seller's properties may be currently bound or affected, or
(iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance upon or of any of the properties or assets of such Seller (including the Subject Interests) under any such indenture, bank loan, credit agreement or other agreement or instrument; and no Seller is in default under any such order, writ, judgment, decree, determination, indenture, agreement or instrument in any manner that now or in the future will materially adversely affect the ability of such Seller to perform such Seller's obligations under this Agreement or the Closing Documents to which it is a party; and all consents or approvals under such indentures, agreements and instruments necessary to permit valid execution, delivery and performance by each Seller of the Closing Documents to which it is a party and the conveying of the Overriding Royalty and the Production Payment to Buyer have been obtained.

         (n) This Agreement has been duly executed and delivered by each Seller, and as of the Closing the Closing Documents to which it is a party will have been duly executed and delivered by such Seller, and this Agreement constitutes, and as of the Closing, the Closing Documents will constitute, the legal, valid and binding acts and obligations of such Seller enforceable against such Seller in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and, with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending.

         (o) Upon due execution and delivery by each Seller of the Conveyances to which it is a party, (i) the Conveyances will constitute the legal, valid and binding conveyance of (A) the Overriding Royalty out of the entire Subject Interests described in the Conveyance of Overriding Royalty Interest attached hereto as Exhibit A, and (B) the Production Payment out of the entire Subject Interests described in the Conveyance of Production Payment attached hereto as Exhibit B, (ii) the Overriding Royalty will constitute (x) an interest in real property under the laws of each state (other than Louisiana) in which the Subject Interests described in the Conveyance of Overriding Royalty Interest are located, (y) a real right under Louisiana law, and (z) a production payment under Section 541(b)(4)(B) of the United States Bankruptcy Code, and (iii) the Production Payment will constitute an interest in real property under Texas law.

         (p) All consents and waivers of preferential purchase or other rights necessary to permit the valid conveyance to Buyer of the Overriding Royalty and Production Payment and execution and delivery of this Agreement and the Closing Documents have been obtained or the time for giving such consents or waivers has expired following a written request therefor.

         (q) All advance notifications (if any) to third parties of the transactions contemplated herein and in the Closing Documents necessary to permit the valid conveyance to Buyer of the Overriding Royalty and Production Payment and execution and delivery of this Agreement and the Closing Documents have been timely and properly given.

         (r) Except for approvals by governmental authorities that are customarily obtained after Closing, no authorization, consent, approval, license or exemption of, and no filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary to the valid execution and delivery by Sellers of, or the performance by Sellers of Sellers' obligations under, this Agreement or the Closing Documents that has not been obtained or performed or the period for objection thereto expired.

         (s) Since January 1, 2001, no fire, explosion, accident, earthquake, act of public enemy, or other casualty (regardless of whether covered by insurance) adversely affecting any material portion of the Subject Interests or the operation thereof, or adversely affecting the ability of Sellers to perform Sellers' obligations under this Agreement or the Closing Documents, has occurred.

         (t) Prior to the Pre-Closing, Sellers shall have (i) made available to Buyer true copies of all of the agreements and other instruments evidencing the Permitted Encumbrances and (ii) delivered to Buyer true copies of all of the Existing Sales Contracts (as such term is defined in the Production and Delivery Agreements).

         (u) Each Seller's principal place of business is located at the address for such Seller set forth in the first paragraph of this Agreement.

         (v) Sellers or third parties operating the Assets for Sellers have obtained all permits, licenses and other authorizations which are required under federal, state and local laws with respect to pollution or protection of the environment relating to Subject Interests, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, the failure of which to obtain would materially affect the value, use or operation of any of the Subject Interests; and Sellers (with respect to the Assets operated by any Seller), and to Sellers' knowledge third parties operating the Assets for Sellers (with respect to the Assets not operated by any Seller) are in compliance in all material respects with all terms and conditions of such laws, permits, licenses and authorizations, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the Assets, the failure with which to comply would materially affect the value, use or operation of any Subject Interest; and Sellers have not (and to Seller's knowledge and belief no third party operator has) received notice of any violation of or investigation relating to any federal, state or local laws with respect to pollution or protection of the environment relating to the Assets.

         (w) (i) Immediately prior to the Closing Date, on the Closing Date, and immediately after the Closing and giving effect to the sale of the Overriding Royalty and Production Payment the fair value of each Seller's assets exceed each Seller's liabilities, and (ii) each Seller is receiving fair value and adequate consideration for the transactions contemplated hereby.

         (x) As of December 31, 2000, 47.7% of the Required Volumes (as such term is defined in the Assignment and Agreement) have been produced from the Subject Properties.

         (y) The Affidavit of Frederick Dwyer, Vice President, Controller and Secretary of KCS Energy, Inc. delivered at or before the Pre-Closing in accordance with Section 5.02(o), shall be true and correct as of the Closing Date.

                                   ARTICLE IV
                            REPRESENTATIONS OF BUYER

         4.01 REPRESENTATIONS OF BUYER. As a principal cause and material inducement to Sellers entering into this Agreement and the Closing Documents and Sellers' consummation of the transactions described herein, Buyer has made the representations set forth below with the understanding that, notwithstanding any investigation made by Sellers, Sellers are relying on each of such representations and would not have entered into the Closing Documents or have consummated the transactions described herein but for each of such representations. In view of the foregoing, and with the acknowledgment that Sellers' reliance on such representations is reasonable, Buyer hereby represents and warrants to Sellers as follows:

         (a) Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware. The execution, delivery and performance of this Agreement and the transactions described herein have been duly and validly authorized by all necessary partnership action on the part of Buyer.

         (b) This Agreement has been and as of the Closing, the Closing Documents will have been, duly executed and delivered on behalf of Buyer and this Agreement constitutes, and as of the Closing the Closing Documents will constitute, the legal, valid and binding obligations of Buyer enforceable against it in accordance with their terms, subject, however, to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and with regard to any equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending.

                                   ARTICLE V
                              CONDITIONS TO CLOSING

         5.01 CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in whole or in part in writing by Sellers:

         (a) Buyer shall have performed all covenants and agreements required to be performed by it hereunder at or prior to the Closing, and each of the representations and warranties contained in Article IV hereof shall be true and correct on and as of the Closing Date in all material respects as if made on such date.

         (b) Sellers shall have received a certificate dated the Closing Date of Buyer certifying as to the matters specified in Section 5.01(a).

         (c) The Closing hereunder shall not violate any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transaction contemplated in connection herewith.

         (d) The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order.

         5.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions precedent, any one or more of which may be waived in whole or in part in writing by Buyer:

         (a) Sellers shall have performed all covenants and agreements required to be performed by Sellers hereunder at or prior to the Closing, and each of the representations and warranties contained in Article III hereof shall be true and correct on and as of the Closing Date in all material respects as if made on such date.

         (b) Buyer shall have received a certificate, dated as of the Closing Date, of Sellers certifying as to the matters specified in Section 5.02(a).

         (c) The Closing shall not violate any order or decree of any federal or state court or agency having competent jurisdiction, and no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated in connection herewith or which may have any material effect on the Assets.

         (d) Buyer shall have received title opinions through a date no earlier than January 20, 2001 of each of the counsel listed in Exhibit H hereto, in their capacity as counsel for Sellers (the "Sellers' Title Counsel"), covering Sellers' title to certain of the Subject Interests requested by Buyer, which title opinions shall (i) be in form and substance satisfactory to Buyer, (ii) be addressed to Buyer and (iii) expressly permit Buyer's Affiliates, lenders and counsel to rely on the same.

         (e) Buyer shall have received opinions dated as of the Closing Date of Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P., Louisiana counsel for Sellers and each of the counsel listed in Exhibit I hereto, in their capacity as local counsel for Buyer in each jurisdiction (other than Louisiana and Texas) wherein any of the Subject Interests is located (the "Buyer's Local Counsel"), addressing the characterization of the Overriding Royalty and the Production Payment as a real property interest under applicable state law (or a real right under Louisiana law) and as a production payment under Section 541(b)(4)(B) of the United States Bankruptcy Code and otherwise in a form reasonably satisfactory to Buyer.

         (f) Buyer shall have received opinions dated as of the Closing Date of Mayor, Day, Caldwell & Keeton, L.L.P., and Orloff, Lowenbach, Stifelman & Siegel, P.A., counsel for Sellers, in forms reasonably satisfactory to Buyer.

         (g) There shall not exist or shall have occurred since January 1, 2001 any Casualty Defects that, in the aggregate, adversely affect the value of the Assets, the Overriding Royalty or the Production Payment or the use, possession or operation by Sellers of the Assets or any material part thereof.

         (h) The Reserve Report shall be acceptable to Buyer, in Buyer's sole discretion, with respect to the proved reserves attributable to the Subject Interests.

         (i) All applicable Hydrocarbon gathering, transportation, processing and treating agreements and arrangements, all operating agreements, and all other agreements and arrangements with all transporting pipelines, joint interest owners and other third parties shall be acceptable to Buyer, in Buyer's sole discretion, and must assure to Buyer firm uninterrupted delivery and transportation of Hydrocarbons on terms acceptable to Buyer, in Buyer's sole discretion.

         (j) Buyer, in Buyer's sole discretion, shall be satisfied with the results of any review of the Assets which it undertakes.

         (k) Buyer shall have received certificates from the applicable public officials of the State of Delaware showing that each Seller is a corporation duly organized, validly existing and in good standing under the laws of such state and from the applicable public officials of each state wherein any of the Subject Interests is located and in the States of Texas and Oklahoma (the principal places of business of Sellers) showing that each such Seller is duly qualified and in good standing as a foreign corporation in such states.

         (l) The Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order.

         (m) All conditions to the effectiveness of the KCS Bankruptcy Plan shall have been satisfied other than the sale of the Reorganized KCS Convertible Preferred Stock as contemplated under the KCS Bankruptcy Plan and the transactions contemplated hereby (the closing of such stock sale and the transactions contemplated hereby to occur simultaneously) and the Debtors shall have (i) terminated the CIBC Facilities and repaid in full all indebtedness thereunder, (ii) terminated all existing interest rate and oil and gas price hedges (other than with Enron North America Corp.) and paid all amounts owing in connection therewith (or taken such other action with respect to such hedges satisfactory to Buyer), and (iii) made all other payments (or made arrangements satisfactory to Buyer for such payments) and taken all other actions contemplated by the KCS Bankruptcy Plan to be made or taken by the Debtors on or as of the "Effective Date" (as such term is defined in the KCS Bankruptcy Plan) of the KCS Bankruptcy Plan, and Buyer shall have received satisfactory evidence thereof.

         (n) CIBC Inc. and other appropriate Persons shall have executed and delivered a sufficient number of counterparts of releases of the CIBC Liens and Buyer and Seller's Title Counsel shall be satisfied with the form and substance of such instruments.

         (o) Buyers shall have received the executed affidavit of Frederick Dwyer, Vice President, Controller, and Secretary of KCS Energy, Inc., in form and substance satisfactory to Buyer, certifying as to certain matters concerning the effectiveness of the KCS Bankruptcy Plan.

         (p) Buyer shall have received assurances satisfactory to Buyer of the payment to the "Indenture Trustees" of all amounts required under the KCS Bankruptcy Plan.

                                   ARTICLE VI
                                     CLOSING

         6.01 PRE-CLOSING DATE AND PLACE. The Pre-Closing shall take place at 10:00 a.m. Central Time on February 16, 2001 at the offices of Andrews & Kurth L.L.P. in Houston, Texas unless a different time and place for the Pre-Closing are mutually agreed upon.

         6.02 DOCUMENTS TO BE EXECUTED AT PRE-CLOSING. At the Pre-Closing Sellers (or certain of the Sellers, as applicable) and Buyer (or Buyer's affiliates, as applicable) shall duly execute, acknowledge and deliver the following instruments:

                  (i)  Counterparts of the Conveyances;

                  (ii) Counterparts of the Production and Delivery Agreements;

                  (iii)Counterparts of the Excess Gas Sales Contract;

                  (iv) Counterparts of the Excess Oil Sales Contract;

                  (v)  Counterparts of the Collateral Assignment;

                  (vi) Financing statements and assignments of financing statements in form and substance satisfactory to Buyer as may be necessary or appropriate to perfect the liens and security interests granted to Buyer under of the Production and Delivery Agreements and the Collateral Assignment;

                  (vii) Letters in lieu of transfer orders addressed in blank covering Hydrocarbons produced from or attributable to each of the Subject Interests;

                  (viii) That certain letter agreement regarding engineering fees payable by Sellers to Enron North America Corp.;

                  (ix) That certain letter agreement between Sellers and Buyer regarding reimbursement of certain transportation, gathering and other fees and costs for Gas produced from certain of the Subject Interests;

                  (x) That certain letter agreement between certain of Sellers and Buyer regarding certain title curative matters related to the Subject Interests;

                  (xi) That certain letter agreement dated February 14, 2001 concerning Sellers' crude oil "first offer" obligations to Enron North America Corp.; and

                  (xii) Such other instruments as are necessary or appropriate to effectuate the conveyance of the Overriding Royalty and the Production Payment to Buyer.

         6.03 RECORDING. Promptly following the Pre-Closing, Sellers will cause counterparts of the Conveyances and the Production and Delivery Agreements to be filed for record in all appropriate public records where the Subject Interests are located and cause the financing statements and assignments of financing statements to be filed with the Secretary of State of the State of Texas and any other state in which Buyer determines, in its sole discretion, it is necessary to protect Buyer's liens and security interests in the Assets. Sellers will pay for all documentary, filing and recording fees required in connection with the filing and recording of the Closing Documents.

         6.04 CLOSING TITLE REPORT. On the next business day following the Pre-Closing, Sellers shall cause Sellers' Title Counsel to report to Buyer (updating the title opinions previously furnished to Buyer), to the effect that the Conveyances and Production and Delivery Agreements have been properly filed for record in accordance with Section 6.03 and that as of the filing of such Closing Documents (a) one or more Seller is the owner of the Subject Interests, less and except the Overriding Royalty or the Production Payment, (as applicable), which are subject only to the Permitted Encumbrances and the Production and Delivery Agreements, (b) Buyer is the owner of the Overriding Royalty and the Production Payment, subject only to the Permitted Encumbrances, and (c) all filings in the recording offices in the States in which the Subject Interests are located which are necessary to perfect Buyer's title to the Overriding Royalty and the Production Payment and to give constructive notice to third parties of Buyer's interest under the Production and Delivery Agreements have been made.

         6.05 CLOSING. Concurrently with the receipt by Buyer of the title report required pursuant to Section 6.04, the following shall occur at the offices of Andrews & Kurth L.L.P. in Houston, Texas or such other location as may be agreed to by the parties:

         (a) Buyer and Sellers shall exchange the certificates described in
Section 5.01(b) and 5.02(b);

         (b) Buyer shall accomplish payment of the Purchase Price to each Seller, pursuant to the written instructions provided to Buyer on or before the date of the Pre-Closing, which instructions shall include instructions for the payment of all indebtedness owing under the CIBC Facilities on behalf of Sellers;

         (c) Sellers shall pay to ECT Securities Limited Partnership the fees provided for in that certain letter agreement between Sellers and ECT Securities Limited Partnership dated December 14, 2001;

         (d) Sellers shall pay all of Buyer's attorneys' fees and other out-of-pocket transaction costs and expenses incurred by Buyer in connection with the transactions contemplated herewith, for which Sellers have received an invoice prior to Closing; and (e) the parties shall take such other actions and make such other deliveries of documents as are necessary or appropriate to effectuate the conveyance of the Overriding Royalty and the Production Payment to Buyer.

         The Closing shall be deemed to have occurred upon payment of the Purchase Price and the occurrence of the other actions in accordance with this
Section 6.05. Each party agrees to execute such acknowledgment of receipt of funds pursuant to this Section 6.05 as the other party may reasonably request.

         6.06 CLOSING TITLE OPINIONS. Within 5 business days following the Closing, Sellers shall deliver to Buyer title opinions of Sellers' Title Counsel in a form acceptable to Buyer and updating the title opinions previously provided to Buyer and confirming the matters orally reported to Buyer pursuant to Section 6.04.

         6.07 FAILURE TO CLOSE. If all of the conditions to Closing set forth in
Article V have not been satisfied or waived on or before March 1, 2001 (or such later date as hereafter may be mutually agreed upon by the parties in writing) this Agreement shall terminate automatically, and no party hereto shall have any further obligation or any liability to the other party pursuant to this Agreement, except (i) as provided in Sections 7.04 and 7.06, and (ii) that nothing herein shall relieve any party from liability for willful failure to satisfy any conditions to Closing of the other party required to be satisfied by it.

         6.08 PAYMENTS. Immediately upon Closing, Sellers shall make all payments and take all action contemplated by the KCS Bankruptcy Plan to be made or taken by the Debtors on or as of the "Effective Date" (as defined in the KCS Bankruptcy Plan) of the KCS Bankruptcy Plan, other than the payment of all indebtedness owing under the CIBC Facilities which shall be made by Buyer out of the Purchase Price proceeds in accordance with Section 6.05(b).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.01 ANNOUNCEMENTS. Each party covenants and agrees with the other that, subject to applicable law, each party shall promptly advise and consult with the other and obtain the other's written consent before issuing any press release with respect to this Agreement or the transactions described herein.

         7.02 FURTHER ASSURANCES. Sellers and Buyer agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to effectuate the conveyance of the Overriding Royalty and the Production Payment and to carry out the purposes of this Agreement or any of the Closing Documents.

         7.03 SURVIVAL. The representations, warranties, covenants, agreements and indemnities in this Agreement and the Closing Documents shall survive the Closing and the consummation of the transactions described herein and therein.

         7.04 EXPENSES. Whether or not Closing occurs, Sellers shall reimburse Buyer promptly on demand for all of Buyer's reasonable out-of-pocket legal and professional fees and expenses and other transaction costs and expenses incurred by Buyer in connection with the evaluation, negotiation, documentation and closing of this Agreement, the Closing Documents and the transactions contemplated herein and therein, and the review of matters in connection with such transactions. Sellers shall pay and be responsible for the organization fee provided for in that certain letter agreement dated December 14, 2001, a copy of which was previously delivered to Buyer. In addition, Sellers shall indemnify and hold harmless Buyer from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Sellers in respect of the transactions described herein. Buyer shall indemnify and hold harmless Sellers from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions described herein.

         7.05 NOTICES. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier or e-mail, as follows:

                 If to Sellers or any of them, addressed to:

                 c/o KCS ENERGY SERVICES, INC.
                 5555 San Felipe
                 Suite 1200
                 Houston, Texas 77056
                 Attention:  Harry Lee Stout
                 Fax No.:  713-877-1334
                 Phone No.:  713-877-8006
                 email:  hls@kcsenergy.com

                 With a copy to:

                 Mayor, Day, Caldwell & Keeton LLP
                 Attention:  Russell C. Shaw
                 700 Louisiana Street, Suite 1800
                 Houston, Texas  77002
                 Fax No.:  713-225-7047
                 Phone No.:  713-225-7002
                 email:  rshaw@mdck.com

                 If to Buyer, addressed to:

                 Star VPP, LP
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Tricia Spence
                 Fax No.:  713-646-3640
                 Phone No.:  713-853-4222
                 email: tricia.spence@enron.com


                 With a copy to:
                 Enron Corp.
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Donna Lowry
                 Fax No.  713-646-4039
                 Phone No.  713-853-1939
                 email:  donna.lowry@enron.com

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier or e-mail shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

         7.06 INDEMNIFICATION.

         (a) Sellers, jointly and severally, shall fully defend, protect, indemnify and hold harmless Buyer and Buyer's successors, assigns and Affiliates ("Indemnified Parties") from and against any and all losses which may be suffered by Indemnified Parties and from and against any and all claims, demands, suits and causes of action (collectively "Claims") of every kind and character (together with reasonable attorneys' fees, costs of defense and court costs) of or which may be asserted by any Person (including, without limitation, Sellers, Sellers' officers and Affiliates), relating to, arising out of, or in any way incidental to the breach of any warranty or representation contained in
Article III of this Agreement, regardless of whether Buyer may have known of such breach or of the condition giving rise to such breach AND EVEN IF CAUSED OR ALLEGEDLY CAUSED BY THE JOINT OR CONCURRENT NEGLIGENCE OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY. Without limiting the foregoing, if any Conveyance or any Subject Interest is rejected as an unexpired lease or executory contract pursuant to any of the provisions of Section 365 of the United States Bankruptcy Code, the damages recoverable by Buyer as a result of such rejection shall equal the value as of the date of rejection of the future Hydrocarbon (or Hydrocarbon proceeds) delivery and/or payment obligations remaining under such Conveyance at the time of the rejection determined in a commercially reasonably manner. Sellers acknowledge that the mortgage, lien and security interests granted in the Production and Delivery Agreements and the Collateral Assignment secure, among other things, any amount owed pursuant to this Section 7.06.

         (b) If any Claim is asserted against any Indemnified Party by a third Person, the Indemnified Party shall with reasonable promptness notify the Sellers of such Claim. Pursuant to Sellers' defense obligation provided in the first sentence of Section 7.06(a), Sellers shall employ counsel satisfactory to Buyer and shall take such other steps as are reasonably necessary or appropriate to defend the Indemnified Parties against such Claim.

         7.07 GOVERNING LAW. EXCEPT TO THE EXTENT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         7.08 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and, subject to the following restriction, shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall in any way limit or restrict the right of Buyer, or Buyer's successors and assigns to transfer, assign or pledge their respective rights or obligations hereunder in whole or in part. Sellers shall not transfer, assign or pledge Sellers' rights or obligations hereunder without the prior written consent of Buyer.

         7.09 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached hereto and referred to herein constitute a part of this Agreement.

         7.10 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement and the Closing Documents constitute the entire agreement between the parties hereto with respect to the transactions described herein, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Each party acknowledges that it has read and understands the terms of this Agreement and the Closing Documents and has had the opportunity to consult with legal, tax and accounting counsel and advisers of its choice concerning the meaning and effect thereof. Neither party has relied upon the other party or its counsel or advisers with respect to the meaning or effect of any such agreement or instrument.

         7.11 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         7.12 COUNTERPARTS. This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         7.13 EXERCISE OF OPTION. On or before the earlier of (a) seven (7) days prior to the termination of the Option in accordance with the terms of the Assignment and Agreement, (b) December 31, 2002, or (c) the date of termination of the tax credit provided under Section 29 of the Internal Revenue Code of 1986, as amended, KCS Medallion Resources, Inc. shall exercise the Option to acquire all of the Subject Properties for a term not to expire before December 31, 2008. Within 30 days after the exercise of the Option, KCS Medallion Resources, Inc. shall take all steps necessary to consummate the purchase of such properties (the "Option Closing"). Within 15 days after the Option Closing, KCS Medallion Resources, Inc. shall execute and deliver a new Conveyance of Overriding Royalty Interest in substantially the form of Exhibit A hereto that provides for the interest in the Subject Properties acquired by KCS Medallion Resources, Inc. at the Option Closing to be the Subject Interests thereunder and the Scheduled Amounts to be delivered thereunder for each Month after the effective date of such new conveyance to equal the Scheduled Amounts for such Month under the Conveyance of Production Payment, plus any Adjustment Quantity for such Month under the Conveyance of Production Payment. In addition, KCS Medallion Resources, Inc. and Buyer shall amend and supplement the existing Production and Delivery Agreement related to the Conveyance of Production Payment to include the interest in the Subject Properties acquired by KCS Medallion Resources, Inc. at the Option Closing and to be in substantially the form of the Production and Delivery Agreement attached hereto as Exhibit C. Simultaneously with the execution and delivery of the new Conveyance of Overriding Royalty Interest by KCS Medallion Resources, Inc., Buyer and KCS Medallion Resources, Inc. shall terminate the Production Payment.

         7.14 JOINT AND SEVERAL LIABILITY. Each Seller agrees that all obligations and liabilities of the Sellers under this Agreement shall be joint and several, and Buyer may, at its election, at any time and from time to time, look to any or all of the Sellers in satisfaction of same.

         EXECUTED on the date first set forth above.

                                   SELLERS:

                                   KCS RESOURCES, INC.


                                   By:
                                      -----------------------------------------
                                      Harry Lee Stout, Vice President


                                   KCS ENERGY SERVICES, INC.


                                   By:
                                      -----------------------------------------
                                      Harry Lee Stout, President


                                   KCS MICHIGAN RESOURCES, INC.


                                   By:
                                      -----------------------------------------
                                       Harry Lee Stout, Senior Vice President


                                   KCS MEDALLION RESOURCES, INC.


                                   By:
                                      -----------------------------------------
                                       Harry Lee Stout, Vice President


                                   BUYER:

                                   STAR VPP, LP

                                   BY:      KCSE STAR, LLC,
                                            its general partner


                                   By:
                                      -----------------------------------------
                                       C. John Thompson, Vice President

                                    EXHIBIT A

                        CONVEYANCE OF OVERRIDING ROYALTY




                                Exhibit A Page 1

                    CONVEYANCE OF OVERRIDING ROYALTY INTEREST


                                      FROM


                 KCS RESOURCES, INC., KCS ENERGY SERVICES, INC.,
                        KCS MICHIGAN RESOURCES, INC. AND
                          KCS MEDALLION RESOURCES, INC.


                                   "GRANTORS"


                                       TO


                                  STAR VPP, LP


                                    "GRANTEE"



This document prepared by:
William P. Swenson
Andrews & Kurth L.L.P.
4400 Chase Tower, 600 Travis
Houston, Texas  77002
Phone: 713-220-4506

                    CONVEYANCE OF OVERRIDING ROYALTY INTEREST

         This Conveyance of Overriding Royalty Interest (this "Conveyance"), is from KCS RESOURCES, INC., a Delaware corporation, and KCS ENERGY SERVICES, INC., a Delaware corporation, both of whose address is 5555 San Felipe, Suite 1200, Houston, Texas 77056, and KCS MICHIGAN RESOURCES, INC., a Delaware corporation, and KCS MEDALLION RESOURCES, INC., a Delaware corporation, both of whose address is 7130 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74136 (each such party is referred to herein individually as a "Grantor" and collectively as the "Grantors"), to STAR VPP, LP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002 ("Grantee").

         WHEREAS, Grantors in the aggregate are the owners of undivided interests in and to, or out of or affecting, the oil and gas leases described in Exhibit A hereto covering certain lands in Texas, Louisiana, Oklahoma, New Mexico, Michigan and Mississippi, or in waters adjacent to the states of Texas and Louisiana, and Grantors have agreed to convey to Grantee the following described overriding royalty interest out of Grantor's interests in such leases;

         WHEREAS, capitalized terms as used herein shall have the meanings given to them in Article II hereof unless otherwise defined herein.

         NOW, THEREFORE, KNOW ALL PERSONS BY THESE PRESENTS:

                                    ARTICLE I
                                   CONVEYANCE

         Section 1.01. Conveyance. For and in consideration of One Thousand Dollars ($1000.00) and other good and valuable consideration to Grantors, cash in hand, paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, SET OVER AND DELIVER unto Grantee, an overriding royalty interest in each of the Subject Interests and in and to the Hydrocarbons in and under and that may be produced and saved from the Lease Acreage and attributable to the Subject Interests equal to the respective Overriding Royalty Percentage applicable to each Subject Interest (after deduction of the prorata part of the Lease Use Hydrocarbons and Non-Consent Hydrocarbons attributable to the Subject Interests), but not to exceed on any Day during any Month the Subject Quantity of the first Hydrocarbons produced and saved that Day, together with all and singular the rights and appurtenances thereto in anywise belonging (the "Overriding Royalty").

         TO HAVE AND TO HOLD the Overriding Royalty unto Grantee, its successors and assigns forever, subject to the following terms, provisions and conditions.

         SECTION 1.02. Non-Operating, Non-Expense-Bearing Interest. The Overriding Royalty conveyed hereby is a non-operating, non-expense-bearing limited term overriding royalty interest in and to the Subject Interests (being a real property interest and in the State of Louisiana a real right), free of all cost, risk and expense of production, operations and delivery to the applicable Delivery Point. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Subject Interests (or any part thereof) or incurred in connection with the production, saving or delivery of Overriding Royalty Hydrocarbons to the applicable Delivery Point. This Conveyance is an absolute conveyance of a real property interest and in the State of Louisiana a real right and a "production payment" under Section 541(b)(4)(B) of the Bankruptcy Code.

         Section 1.03. Termination. The Overriding Royalty shall remain in full force and effect until the later of (a) January 31, 2006, or (b) 7:00 a.m. Central Time on the day following the date when any Basis Adjustment Amount outstanding as of January 31, 2006 has been reduced to zero (the "Termination Time"). Upon termination of the Overriding Royalty as above provided, all rights, titles and interests herein conveyed shall automatically terminate and vest in Grantors and, upon request by Grantors, Grantee shall promptly execute and deliver such instrument or instruments (in recordable form) as may be necessary to evidence the termination of the Overriding Royalty. In the event any individual Subject Interest (or portion thereof, as applicable) should terminate before the Termination Time and not be extended, renewed or replaced, the Overriding Royalty no longer shall apply to that particular Subject Interest (or such portion thereof, as applicable), but the Overriding Royalty shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remainder portion of such Subject Interest, as applicable), and neither the Subject Quantity nor the amount described in the initial sentence of this Section 1.03 shall ever be reduced or diminished by reason of the termination of a Subject Interest (or the termination of a Subject Interest as to such portion thereof, as applicable).

         SECTION 1.04. Delivery to Grantee. The Overriding Royalty Hydrocarbons shall be delivered to Grantee, or to the credit of Grantee, into the facilities of the First Transporter or first purchaser at the applicable Delivery Point. As between Grantors and Grantee, Grantors shall be in exclusive control and possession of the Overriding Royalty Hydrocarbons deliverable hereunder and responsible for any loss, damage or injury caused thereby until the same shall have been delivered to Grantee at the applicable Delivery Point, after which delivery Grantee shall be deemed to be in exclusive control and possession thereof and responsible for any loss, injury or damage caused thereby. To the extent it has the right to do so, Grantors hereby grant to Grantee, easements and rights-of-way over and across the Leases and lands pooled, communitized and/or unitized therewith, together with rights of ingress and egress to go on or about such lands for purposes of receiving, accepting and taking Overriding Royalty Hydrocarbons at the applicable Delivery Point and, to the extent necessary, for the construction, maintenance, operation, repair and removal of pipelines, metering stations and any and all other facilities and appurtenances necessary or useful related to the receipt, transportation, measurement, treatment and marketing of the Overriding Royalty Hydrocarbons.

         SECTION 1.05. Certain Limitations. The Overriding Royalty shall be subject to the following provisions:
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
                  (a) Grantee shall look solely to the Overriding Royalty Hydrocarbons for satisfaction and discharge of the Overriding Royalty, and Grantors shall not be personally liable for the payment and discharge thereof.

                  (b) There shall not be included in the Overriding Royalty Hydrocarbons any Lease Use Hydrocarbons or Non-Consent Hydrocarbons.

                  (c) The occurrence of an event of Force Majeure shall not suspend the calculation of either the Adjustment Quantity or the Basis Adjustment Amount hereunder.

         Section 1.06. Measurement. Measurement of the volume of Overriding Royalty Hydrocarbons delivered hereunder shall be made at the existing metering points. Measurement of the Btu content of Overriding Royalty Gas shall be determined on a dry basis under the applicable transportation agreement with the First Transporter. Measurement of Overriding Royalty Oil shall be determined in accordance with generally accepted industry practices in effect at the time and place of delivery using the latest American Society for Testing Materials (A.S.T.M.) or American Petroleum Institute (A.P.I.) test methods. Volume of Overriding Royalty Oil shall be corrected to 60 degrees Fahrenheit temperature in accordance with the latest A.S.T.M. test methods and the latest edition of A.P.I. volume correction tables, and full deductions shall be made for all basic sediment and water and other impurities.

         SECTION 1.07. Royalties; Taxes. The Overriding Royalty shall be free of (and without deduction therefrom of) any and all royalties and other burdens on production and shall bear no part of same; the Subject Interests shall be burdened with, and Grantors shall timely pay, all such royalties and other burdens on production, and Grantors shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. Grantors, as the owners of the Subject Interests, shall bear and pay all Taxes with respect to the Overriding Royalty and the Overriding Royalty Hydrocarbons, the Overriding Royalty Hydrocarbons being free of Taxes and delivered without deduction for Taxes.

         SECTION 1.08. Mortgage or Assignment by Grantors. During the term of the Overriding Royalty, (i) Grantors shall not mortgage, pledge or hypothecate the Subject Interests or create or allow to remain thereon any lien or security interest thereon or on any Hydrocarbons produced therefrom, and (ii) Grantors shall not assign, sell, convey or otherwise transfer the Subject Interests or any part thereof unless Grantee expressly consents thereto in writing, the transferee expressly agrees to assume and perform all of Grantors' obligations under this Conveyance, and such sale, transfer or assignment is made and accepted expressly subject and subordinate to this Conveyance. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. During the term of the Overriding Royalty, Grantors shall not pool, communitize or unitize the Overriding Royalty or Subject Interests without the express written consent of Grantee (such consent not to be unreasonably withheld), and any purported pooling, communitization or unitization in contravention of the preceding clause shall be null and void as to Grantee and shall not have the effect of pooling or otherwise affecting the Overriding Royalty.

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
         Section 1.09. Title. Grantors warrant and represent that the Leases are valid and subsisting oil and gas leases covering the lands described in such leases. Grantors further warrant and represent that (a) with respect to all Subject Interests other than the Subject Interests comprising the Hall-Houston Production Payment, Grantors' ownership of such Subject Interests (i) entitles Grantors to a share of all Hydrocarbons produced from or attributable to the applicable Leases and the Subject Wells related thereto, and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except the Overriding Royalty) that is not less than the respective Net Revenue Interests identified on Exhibit A, (ii) obligates Grantors to pay a share of all costs of operation and development of the Leases and the Subject Wells related thereto that are not greater than the respective Working Interests identified on Exhibit A, and (iii) is free and clear of all liens, claims and encumbrances other than Permitted Encumbrances, (b) KCS Energy Services, Inc. owns all (100%) of the Hall-Houston Production Payment, free and clear of all liens, claims and encumbrances other than Permitted Encumbrances, and (c) with respect to the Leases subject to the Hall-Houston Production Payment, HHOC's ownership of such Leases (i) entitles HHOC to a share of all Hydrocarbons produced from or attributable to the applicable Leases and the Subject Wells related thereto, and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except the Hall-Houston Production Payment) that is not less than the respective Net Revenue Interests identified on Exhibit A for the HHOC Properties, (ii) obligates HHOC to pay a share of all costs of operation and development of such Leases and the Subject Wells related thereto that is not greater than the respective Working Interests identified on Exhibit A for the HHOC Properties, and (iii) is free and clear of all liens, claims and encumbrances other than Permitted Encumbrances and the "Permitted Encumbrances" described in the conveyance of the Hall-Houston Production Payment and the amendments thereto described in Exhibit A. Grantors hereby bind Grantors and each Grantor's successors and permitted assigns, to warrant and forever defend all and singular title to the Overriding Royalty and the Overriding Royalty Hydrocarbons, subject only to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. There is also hereby conveyed to Grantee, by way of substitution and subrogation, all rights of warranty and contractual representations or covenants of any kind or nature held by Grantors against any of Grantors' respective predecessors in title.

         SECTION 1.10 Joint and Several Obligations. Each Grantor agrees that the obligation to deliver Overriding Royalty Hydrocarbons in respect of the Overriding Royalty, together with all other obligations and liabilities of Grantors under this Conveyance, are the joint and several obligations of all Grantors. Without limiting the generality of the foregoing, each Grantor agrees that, if on any Day for any reason there are insufficient Overriding Royalty Hydrocarbons produced and delivered from any Property to satisfy the Scheduled Amount of Overriding Royalty Hydrocarbons for such Property for such Day, any Basis Adjustment Amount and Adjustment Quantity resulting therefrom may be satisfied from other Properties whether owned by the same Grantor or another Grantor.

                                   ARTICLE II
                                   DEFINITIONS

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
         As used herein and in the exhibits hereto, the following terms shall have the respective meanings ascribed to them below:

         "Adjustment Quantity" for each Property on each Day means the quantity (expressed in MMBtu) of Gas determined by dividing the Basis Adjustment Amount as of the commencement of such Day by the Spot Price of Gas for such Property on such Day. For deliveries occurring prior to the time such Spot Price for any Property on any Day is known, the price for the immediately preceding Day shall apply.

         "Affiliate" shall mean with respect to a party any entity which either directly or indirectly controls or manages, is controlled or managed by or is under common control or management with such party. For purposes hereof, "control" means the right or power to direct the policies of another through management authority, stock ownership delegated authority, voting rights or otherwise.

         "Average Daily Deficiency Amount" means as to each Month, if the sum of the Basis Adjustment Amounts for each Day of such Month is a positive number, the amount determined by dividing such positive number by the number of Days in such Month on which the Basis Adjustment Amount exceeded zero (0).

         "Bankruptcy Code" means Title 11 of the United States Code, Section 101, et seq, as amended.

         "Barrel" means 42 United States standard gallons of 231 cubic inches per gallon at 60 degrees Fahrenheit.

         "Basis Adjustment Amount" means zero (0) as of February 1, 2001. As of February 2, 2001 and as of each succeeding Day, such term means the Basis Adjustment Amount as of the commencement of the immediately preceding Day (a) increased by the amount, if any, of Basis Deficiency for the immediately preceding Day, and (b) decreased by the amount, if any, of Basis Credit for the immediately preceding Day, and the amount resulting from such adjustments made on the first Day of each Month shall be further adjusted by the Monthly Adjustment Amount.

         "Basis Credit" for each Day for each Property means the product obtained by multiplying (a) the amount, if any, by which the quantity (expressed in MMBtus or Barrels, as applicable) of Overriding Royalty Hydrocarbons actually received by, or sold on behalf of, Grantee from such Property exceeds the Scheduled Amount for such Property for such Day times (b) the Spot Price of Gas or Oil for such Property, as applicable, for such Day.

         "Basis Deficiency" for each Day for each Property means the product obtained by multiplying (a) the amount, if any, by which the quantity (expressed in MMBtus or Barrels, as applicable) of Overriding Royalty Gas or Overriding Royalty Oil from such Property actually received by, or sold on behalf of, Grantee is less than the Scheduled Amount for such Property for such Day times
(b) the Spot Price of Gas or Oil for such Property, as applicable, for such Day.

         "British Thermal Unit" or "Btu" means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1(degree)F.) from fifty-nine degrees Fahrenheit (59(degree)F.) to sixty degrees Fahrenheit (60(degree)F.).

         "Business Day" means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Texas are closed.

         "Central Time" means Central Standard Time or Central Daylight Savings Time in effect on the date in question.

         "Closing" means the consummation of the purchase and sale of Overriding Royalty conveyed hereunder.

         "Day" means a period of 24 consecutive hours beginning at the time of the First Transporter's gas day.

         "Delinquent Sales Proceeds" means sales proceeds from Overriding Royalty Hydrocarbons sold by Grantor on behalf of Grantee that are not received by Grantee on or before the last LIBOR Day of the Month following the Month in which such Overriding Royalty Hydrocarbons were produced.

         "Delivery Point" means with respect to Gas the point or points set forth on Exhibit B for each Property and with respect to Oil the point or points set forth on Exhibit C for each Property, or in each case, such other point or points mutually agreed to in writing by Grantors and Grantee.

         "Effective Time" means 12:01 a.m. on February 1, 2001.

         "First Transporter" means the first interstate or intrastate pipeline downstream of the Delivery Point.

         "Fixed Rate" means the annual rate of interest of 12%, calculated on the basis of a 365 or 366 day year, as the case may be, but not to exceed the maximum nonusurious rate permitted by applicable law.

         "Force Majeure" means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies (other than Hydrocarbons), or permits due to existing or future rules, order, laws of governmental authorities (both federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein enumerated or otherwise, which are not anticipated at the time of execution hereof, which are not within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome. By way of illustration, the term "Force Majeure" shall not include shutdowns due to routine maintenance, repairs or workovers (regardless of whether such shutdown is by the operator or owner); restrictions caused by gas balancing agreements or arrangements; or depletion of reserves.

         "Gas" means natural gas and other gaseous hydrocarbons.
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
         "Grantor-Marketed Hydrocarbons" means, collectively, all Overriding Royalty Gas produced from the Properties described on Exhibit D-Part I and all Overriding Royalty Oil produced from the Properties described on Exhibit D-Part II.

         "Hall-Houston Production Payment" means the production payment conveyed by HHOC to KCS Energy Services, Inc. as described in Exhibit A-Part II at pages A135 through A-138.

         "HHOC" means Hall-Houston Oil Company, a Texas corporation.

         "HHOC Properties" means the following Properties described in Exhibit
A: (a) HHOC West Cameron Block 149, (b) HHOC East Cameron Block 160, (c) HHOC South Pelto Block 18, (d) HHOC South Pelto Blocks 14 and 15, (e) HHOC Vermilion Block 320, (f) HHOC Vermilion Block 325, and (g) HHOC High Island Block A-327.

         "Hydrocarbons" means Oil and Gas.

         "Lease" means an oil and gas lease described, referred to or identified in Exhibit A hereto as to all lands and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after expiration of the predecessor lease), as to all lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease subject to this Conveyance), and all such renewals and extensions and replacement leases; and "Leases" means all such leases.

         "Lease Acreage" means all lands described in each oil and gas lease described, referred to or identified in Exhibit A, as to all depths; provided, in the case of an oil and gas lease specifically limited in depth and/or areal extent in Exhibit A, "Lease Acreage" in connection with such oil and gas lease shall mean the lands described in such lease as so specifically limited in depth and/or areal extent in Exhibit A.

         "Lease Use Hydrocarbons" means any Hydrocarbons which are unavoidably lost in the production thereof or used by Grantors or the operator on the Leases or any unit in which the Leases are pooled or unitized for drilling and production operations conducted prudently and in good faith for the purpose of producing Hydrocarbons from the Leases or from such unit, but only for so long as and to the extent such Hydrocarbons are so used.

         "LIBOR Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in both London, England and New York, New York.

         "MMBtu" means 1,000,000 British Thermal Units.

         "MMBtu Equivalent" means (a) with respect to Overriding Royalty Gas, the quantity of such Gas, measured as provided herein expressed in MMBtus, and
(b) with respect to Overriding Royalty Oil, the number of MMBtus determined by multiplying the quantity of such Oil

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
(expressed in Barrels) by a ratio the numerator of which is the Spot Price of Oil (expressed in dollars per Barrel) for the Property from which such Oil was produced for the Day on which such Oil was sold and the denominator of which is the Spot Price of Gas (expressed in dollars per MMBtu) for the Property from which such Oil was produced for the Day on which such Oil was sold.

         "Month" means a calendar month.

         "Monthly Adjustment Amount" means for the first Day of the applicable Month; provided the calculations in clauses (c), (d) and (e) below shall be made for the first time on April 1, 2001 and the calculations in clauses (f) and (g) below shall be made for the first time on May 1, 2001, and in each case then on the first Day of each succeeding Month:

                  (a) an amount equal to interest at the Fixed Rate on the Average Daily Deficiency Amount (if any) for the immediately preceding Month for the number of Days in such preceding Month on which the Basis Adjustment Amount exceeded zero; plus,

                  (b) an amount equal to the amount of any Taxes imposed or assessed upon the Overriding Royalty or Overriding Royalty Hydrocarbons which are not paid by Grantor and which Grantee paid during the immediately preceding Month plus an amount equal to interest on such amount at the Fixed Rate for the number of Days in such Month after such payment; plus,

                  (c) an amount equal to the sum of the following: for each Day of the second preceding Month (i.e., as to April 1, 2001, the Month of February 2001), an amount equal to the quantity of Overriding Royalty Hydrocarbons (expressed in Barrels or MMBtus, as applicable) produced from any Property and sold by Grantors on behalf of Grantee on such Day (including, without limitation, Grantor-Marketed Hydrocarbons sold by Grantors on behalf of Grantee) multiplied by the amount, if any, that the sales price per MMBtu or Barrel, as applicable, for such Overriding Royalty Hydrocarbons was less than the Spot Price of Oil or Gas (as applicable) for such Property for such Day; less,

                  (d) an amount equal to the sum of the following: for each Day of the second preceding Month, an amount equal to the quantity of Overriding Royalty Hydrocarbons (expressed in Barrels or MMBtus, as applicable) produced from any Property and sold by Grantors on behalf of Grantee on such Day (including, without limitation, Grantor-Marketed Hydrocarbons sold by Grantors on behalf of Grantee) multiplied by the amount, if any, that the sales price per Barrel or MMBtu, as applicable, for such Overriding Royalty Hydrocarbons was greater than the Spot Price of Oil or Gas (as applicable) for such Property for such Day, plus

                  (e) an amount equal to any Delinquent Sales Proceeds for Overriding Royalty Hydrocarbons produced during the second preceding Month (i.e., as to April 1, 2001, Delinquent Sales Proceeds for Overriding Royalty Hydrocarbons produced during the Month of February
         2001) plus an amount equal to interest on such amount at the Fixed Rate for the number of Days in the immediately preceding month after the last LIBOR Day of such immediately preceding month; less

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
                  (f) the amount of any Delinquent Sales Proceeds (and any interest or penalties with respect thereto) received by Grantee during the immediately preceding Month.

         "Net Revenue Interest" means a percentage share of Hydrocarbons produced from or attributable to a Lease or Subject Well and the Subject Interests related thereto, and the proceeds of such production.

         "Non-Consent Hydrocarbons" means those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a Non-Consent Provision covering that well, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such Non-Consent Provision as the result of the election by any Grantor not to participate in the particular operation, provided, such election by such Grantor has been made in good faith and as a prudent operator.

         "Non-Consent Provision" means a contractual provision contained in an applicable third-party operating agreement, unit agreement, contract for development or other similar instrument which is a Permitted Encumbrance, which provision covers so-called non-consent operations or sole benefit operations and provides for relinquishment of production by non-consenting or non-participating parties during a period of recoupment or reimbursement of costs and expenses of the consenting or participating parties.

         "Oil" means crude oil, condensate and other liquid hydrocarbons.

         "Overriding Royalty" shall have the meaning given such term in Section
1.01 hereof.

         "Overriding Royalty Gas" means the portion of the Overriding Royalty Hydrocarbons which are Gas.

         "Overriding Royalty Hydrocarbons" shall mean the Hydrocarbons conveyed to Grantee pursuant to Section 1.01 hereof.

         "Overriding Royalty Oil" means the portion of the Overriding Royalty Hydrocarbons which are Oil.

         "Overriding Royalty Percentage" means with respect to each Subject Interest (other than the Hall-Houston Production Payment), 90% of the net revenue interest specified in Exhibit A, and with respect to the Subject Interests attributable to the Hall-Houston Production Payment, 100% of Grantor's interest in the "Production Payment Hydrocarbons" as defined in the conveyance of the Hall-Houston Production Payment and amendments thereto described in Exhibit A.

         "Permitted Encumbrance" means the following:

                  (a) lessors' royalties, overriding royalties, reversionary interests and similar burdens of record which do not reduce the net revenue interests set forth on Exhibit A;

                  (b) division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser;

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
                  (c) liens for taxes or assessments not yet delinquent;

                  (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable;

                  (e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; and

                  (f) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Subject Interests (including the agreements listed in Exhibit A as Permitted Encumbrances, the Hydrocarbons sales agreements described in Schedule 2 of the Purchase and Sale Agreement dated as of February 14, 2001 between Grantors and Grantee and the agreements described on Schedule 4 to the Production and Delivery Agreement dated as of February 14, 2001 between Grantors and Grantee) which taken individually or together: (i) do not secure an obligation in respect of borrowed money; (ii) do not interfere materially with the operation, value or use of any of the Subject Interests; (iii) do not prevent Grantor from receiving the proceeds of production from any of the Subject Interests or Grantee from receiving Overriding Royalty Hydrocarbons, or the proceeds thereof; (iv) do not reduce the net revenue interests set forth in Exhibit A; or (v) do not increase the portion of the costs and expenses relating to any Leases that Grantor is obligated to pay above the operating rights or leasehold or working interest share set forth in Exhibit A.

         "Property" means any Subject Interest or group of Subject Interests identified as a separate Property on Exhibit A. For example, the West Arcadia Property is comprised of (a) the Subject Interests described on pages A-1 through A-22 of Exhibit A-Part II, and (b) the Subject Wells attributable to such Subject Interests, including, without limitation, the first six wells listed on page 1 of Exhibit A-Part I.

         "Scheduled Amount" means with respect to each Property for each Day during each Month the quantity (expressed in MMBtus or Barrels, as applicable), if any, of Overriding Royalty Gas and/or Overriding Royalty Oil as set forth on Schedules 1 and 2, respectively.

         "Spot Price" means with respect to Gas that price per MMBtu determined for each Property for each Day as set forth on Schedule 3 and means with respect to Oil that price per Barrel determined for each Property for each Day as set forth on Schedule 4.

         "Subject Interests" or "Subject Interest" means the respective undivided interests set forth in Exhibit A in and to the Leases (including, without limitation, the Hall-Houston Production Payment), and any and all additional right, title, interest or claim of every kind and character of each Grantor in and to the Leases (including, without limitation, oil and gas leasehold interests, production payments, overriding royalty interests, royalty interests, net profits interests and other similar interests) and all lands covered by the Leases and all lands now or hereafter pooled, communitized or unitized therewith, even though Grantors' interest be incorrectly or incompletely described in Exhibit A, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be

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
subject at the Effective Time, and any and all renewals and extensions of any of the same, but expressly excluding any additional interest in the Leases or the Hall-Houston Production Payment (or the leases subject thereto) acquired by Grantors after the execution and delivery of the Conveyance, other than by reason of or resulting from the discharge of any burden, the reversion of any interest or the removal of any charge or encumbrance.

         "Subject Quantity" means for each Day the quantity of Hydrocarbons having the MMBtu Equivalent equal to the sum of (a) the Scheduled Amount for all Properties for such Day, plus (b) the Adjustment Quantity for such Day.

         "Subject Well" or "Subject Wells" means (a) with respect to all Subject Interests other than the Hall-Houston Production Payment, any and all wells now located on the Leases or hereafter drilled on the Leases, and any other wells now or hereafter located on lands, waterbottoms or leases pooled, communitized or unitized with the Leases, from the surface to the total depth to which any such well or wells may be drilled, including, without limitation, the wells identified on Exhibit A, and (b) with respect to the Hall-Houston Production Payment, those wells specified in Exhibit A for the HHOC Properties, and any subsequently drilled "Wells" under the conveyance of the Hall-Houston Production Payment and amendments thereto described in Exhibit A.

         "Taxes" means all ad valorem, property, occupation, gathering, pipeline regulating, windfall profit, severance, gross production, energy, Btu, excise and other taxes and governmental charges and assessments imposed on the Subject Interests or the Overriding Royalty, including the Overriding Royalty Hydrocarbons, other than income taxes.

         "Termination Time" is defined in Section 1.03 hereof.

         "Working Interest" means the percentage interest in oil and gas leaseholds, including working interests, operating rights interests or other expense-bearing interests, and mineral fee or ownership interests.

                                   ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.01. Protection to Purchasers. No pipeline company or other person purchasing or taking or processing Overriding Royalty Hydrocarbons shall be required to take notice of, or to keep informed concerning, termination of the Overriding Royalty, until actual receipt of written notice from Grantee advising such company or person of such termination.

         SECTION 3.02. Governing Law. THIS CONVEYANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER STATE ARE MANDATORILY APPLICABLE.

         SECTION 3.03. Successors and Assigns. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Grantors and Grantee and (subject to the foregoing restrictions in Section 1.08) shall be binding upon and inure to the benefit of Grantors and Grantee and their respective successors and permitted assigns. All references herein to either Grantors or Grantee shall include their respective successors and permitted assigns.

         SECTION 3.04. Counterpart Execution. This Conveyance is executed in multiple originals all of which shall constitute one and the same Conveyance; provided, however, in order to facilitate recording of this Conveyance in the public records of each of the jurisdictions in which the Leases are located or are deemed to be adjacent, (a) the exhibits (including Parts I and II of Exhibit
A) attached to a counterpart recorded in a single jurisdiction may contain only those pages (or portions thereof) which apply to Properties which are located in or are adjacent to such jurisdiction, (b) the cover page has been omitted from the counterparts filed in Michigan, and (c) the Mississippi acknowledgment forms have been omitted from all counterparts other than the counterparts filed in Mississippi and Harris County, Texas. A complete counterpart of this Conveyance is recorded in Harris County, Texas.

         Section 3.05. Perpetuities. It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to "lives in being," Grantors and Grantee agree that "lives in being" shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph
P. Kennedy (father of the late President of the United States of America).

         SECTION 3.06. Certain References. Certain agreements, contracts and other documents are listed in Exhibit A and included in the definition of Permitted Encumbrances. References herein or in Exhibit A to Permitted Encumbrances are made solely for the purpose of protecting Grantors with respect to Grantors' warranties and representations as to the Subject Interests, and without regard to whether or not any Permitted Encumbrance is valid, subsisting, legal or enforceable or affects the Overriding Royalty; and such references are not intended to constitute and shall not constitute any sort of recognition or acknowledgment by any party as to the validity, legality or enforceability of the same or of any term, provision or condition thereof or the applicability thereof to the Overriding Royalty, and shall not revive or ratify the same or create any rights in any third person. No provision in this Conveyance shall be construed as an agreement or expression of intent by Grantee to acquire the Overriding Royalty subject to any unrecorded Permitted Encumbrance; provided, however, no breach of any warranty of title hereunder shall arise as the result of any claim made pursuant to any unrecorded Permitted Encumbrance.

         SECTION 3.07. Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Conveyance shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions of this Conveyance, which provisions shall remain in full force and effect.

         This Conveyance is exempt from Michigan State Transfer tax pursuant to MCL 207.526. This Conveyance is exempt from Michigan county transfer tax pursuant to MCL 207.505.

                            [signatures on next page]

         EXECUTED in multiple originals effective as of the Effective Time.

                                         GRANTORS:
WITNESSES AS TO ALL SIGNATURES:
                                         KCS RESOURCES, INC.

-------------------------------
Marshall Eubank                          By:
                                            -----------------------------------
                                            Harry Lee Stout, Vice President
-------------------------------
Teresa Bushman

                                         KCS ENERGY SERVICES, INC.


                                         By:
                                            -----------------------------------
                                            Harry Lee Stout, President


                                         KCS MICHIGAN RESOURCES, INC.


                                         By:
                                            -----------------------------------
                                            Harry Lee Stout,
                                            Senior Vice President


                                         KCS MEDALLION RESOURCES, INC.


                                         By:
                                            -----------------------------------
                                             Harry Lee Stout, Vice President


                                         GRANTEE:

                                         STAR VPP, LP

                                         BY:      KCSE STAR, LLC,
                                                  its general partner


                                         By:
                                            -----------------------------------
                                            C. John Thompson, Vice President

Exhibits

         Exhibit A  --     Description of Leases; Subject Interests
                           (including Parts I and II)

         Exhibit B  --     Delivery Points -- Gas

         Exhibit C  --     Delivery Points - Oil

         Exhibit D  --     Grantor-Marketed Properties

Schedules

         Schedule 1 --     Scheduled Amounts of Overriding Royalty Gas
                           for each Property

         Schedule 2 --     Scheduled Amounts of Overriding Royalty Oil
                           for each Property

         Schedule 3 --     Spot Price for Gas for each Property

         Schedule 4 --     Spot Price for Oil for each Property


This document prepared by:
William P. Swenson
Andrews & Kurth L.L.P.
4400 Chase Tower, 600 Travis
Houston, Texas  77002
Phone No.:  713-220-4506

                                    EXHIBIT B

                        CONVEYANCE OF PRODUCTION PAYMENT



                                Exhibit B Page 1

                                  CONVEYANCE OF

                               PRODUCTION PAYMENT


                                      FROM


                          KCS MEDALLION RESOURCES, INC.


                                    "GRANTOR"


                                       TO


                                  STAR VPP, LP

                                    "GRANTEE"

                                  CONVEYANCE OF
                               PRODUCTION PAYMENT

         This Conveyance of Production Payment (this "Conveyance") is from KCS MEDALLION RESOURCES, INC., a Delaware corporation, whose address is 7130 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74136 ("Grantor"), to STAR VPP, LP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002 ("Grantee"). This Conveyance is executed to be effective as of the first
(1st) day of February, 2001 (the "Effective Date"). Capitalized terms used herein shall have the meanings given to them in Article II hereof unless otherwise defined herein.

                                    RECITALS

         WHEREAS, Grantor is the owner of the Subject Interests (defined below); and

         WHEREAS, Grantor has agreed to convey to Grantee the following described Production Payment;

         NOW, THEREFORE, Grantor and Grantee do hereby agree as follows:

                                    ARTICLE I
                                   CONVEYANCE

         Section 1.01 Conveyance. For and in consideration of One Thousand Dollars ($1,000.00) and other good and valuable consideration to Grantor cash in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, SET OVER AND DELIVER unto Grantee, a production payment interest in and to the Subject Interests and the Hydrocarbons in and under and that may be produced and saved from the Subject Properties necessary to cause Grantee to receive the Monthly PP Amount each Month (the "Production Payment"), together with all and singular the rights and appurtenances thereto in anywise belonging.

         TO HAVE AND TO HOLD the Production Payment unto Grantee, its successors and assigns forever, subject to the following terms, provisions and conditions.

         SECTION 1.02 Non-Operating, Non-Expense-Bearing Interest. The Production Payment conveyed hereby is a non-operating, non-expense-bearing limited term interest in and to the Subject Interests (being a real property interest), free of all cost, risk, and expense of production and operations. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses, or liabilities attributable to the Subject Interests or the Leases (or any part thereof) or incurred in connection with the production, treatment, gathering, transportation, or marketing of Hydrocarbons. This Conveyance is an absolute conveyance of a real property interest.

         SECTION 1.03 Termination. The Production Payment shall commence on the Effective Date and remain in full force and effect until the later of (a) June 30, 2005, or (b) 7:00 a.m. Central Time on the day following the date when any Payment Deficiency outstanding as of

June 30, 2005 has been reduced to zero (the "Termination Time"). Upon termination of the Production Payment as above provided, all rights, titles, and interests herein conveyed shall automatically terminate and vest in Grantor and, upon request by Grantor, Grantee shall execute and deliver such instrument or instruments (in recordable form) as may be necessary to evidence the termination of the Production Payment. If a Subject Property (or portion thereof, as applicable) terminates before the Termination Time and is not extended, renewed or replaced, the Production Payment no longer shall apply to that particular Subject Property (or such portion thereof, as applicable), but the Production Payment shall remain in full force and effect and undiminished as to all remaining Subject Properties (or the remainder portion of such Subject Property, as applicable), and the Scheduled Amount shall never be reduced or diminished by reason of the termination of a Subject Properties (or the termination of a Subject Property as to such portion thereof, as applicable).

         SECTION 1.04 Payment to Grantee. On each Monthly Payment Date, Grantor shall pay or cause to be paid to Grantee the Monthly PP Amount for the immediately preceding Month from the Net Proceeds for such immediately preceding Month.

         Section 1.05 Limitation. Grantee shall look solely to the Net Proceeds for satisfaction and discharge of the Production Payment.

         SECTION 1.06 Royalties; Taxes. The Production Payment shall be free of (and without deduction therefrom of) any and all royalties and other burdens on production and shall bear no part of same; the Subject Interests and the Subject Properties shall be burdened with, and Grantor shall timely pay or cause to be paid by any other person or entity responsible therefor, all such royalties and other burdens on production, and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. Grantor shall bear and pay all Taxes with respect to the Production Payment, the Monthly PP Amount being free of Taxes and delivered without deduction for Taxes.

         SECTION 1.07 Mortgage or Assignment by Grantor. During the term of the Production Payment, (i) Grantor shall not mortgage, pledge or hypothecate the Subject Interests or create or allow to remain thereon any lien or security interest thereon or on any Hydrocarbons produced therefrom, and (ii) Grantor shall not assign, sell, convey or otherwise transfer the Subject Interests or any part thereof unless Grantee expressly consents thereto in writing, the transferee expressly agrees to assume and perform all of Grantor's obligations under this Conveyance, and such sale, transfer or assignment is made and accepted expressly subject and subordinate to this Conveyance. Any purported mortgage, pledge, hypothecation, lien, security interest, assignment, sale, conveyance or other transfer in contravention of the foregoing terms shall be null and void. During the term of the Production Payment, Grantor shall not pool, communitize or unitize the Production Payment or the Subject Properties without the express written consent of Grantee (such consent not to be unreasonably withheld), and any purported pooling, communitization or unitization in contravention of the preceding clause shall be null and void as to Grantee and shall not have the effect of pooling or otherwise affecting the Production Payment.

         Section 1.08 Title. Grantor warrants and represents that the Leases are valid and subsisting oil and gas leases covering the lands described in such leases. Grantor further warrants and represents that (a) Grantor owns all (100%) of the Sutton County Production Payment and the Options, free and clear of all liens, claims and encumbrances, other than Permitted Encumbrances, and (b) InterCoast's ownership of the Subject Properties (i) entitles InterCoast to a share of the proceeds from the sale of Hydrocarbons produced from or attributable to the Subject Properties (after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production (except the Production Payment and the Sutton County Production Payment)) that is not less than the respective Net Revenue Interests identified on Exhibit A, (ii) obligates InterCoast to pay (or bear) a share of all costs of operation and development of the Subject Properties that is not greater than the respective Working Interests identified on Exhibit A, and (iii) is free and clear of all liens, claims and encumbrances, other than Permitted Encumbrances. Grantor hereby binds Grantor and Grantor's successors and permitted assigns, to warrant and forever defend all and singular title to the Production Payment, subject only to the Permitted Encumbrances, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof. There is also hereby conveyed to Grantee, by way of substitution and subrogation, all rights of warranty and contractual representations or covenants of any kind or nature held by Grantor against any of Grantor's predecessors in title.

                                   ARTICLE II
                                   DEFINITIONS

         As used herein and in the exhibits hereto, the following terms shall have the respective meanings ascribed to them below:

         "Adjustment Quantity" for each Month means the quantity (expressed in MMBtus) of Hydrocarbons determined by dividing the Payment Deficiency, if any, for the immediately preceding Month by the Spot Price for the Month of determination (i.e., in calculating the Adjustment Quantity for the Month of April, 2001, the Payment Deficiency for the Month of March, 2001 is divided by the Spot Price for the Month of April, 2001).

         "Affiliate" shall mean any entity which either directly or indirectly controls or manages, is controlled or managed by or is under common control or management with the party. For purposes hereof, "control" means the right or power to direct the policies of another through management authority, stock ownership delegated authority, voting rights or otherwise.

         "Assignment and Agreement" means that certain Assignment and Agreement executed April 12, 1996 from Medallion Production Company to InterCoast Global Management, Inc. and recorded in Volume 288, Page 428 of the Official Public Records of Sutton County, Texas.

         "British Thermal Unit" or "Btu" means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1(degree)F.) from fifty-nine degrees Fahrenheit (59(degree)F.) to sixty degrees Fahrenheit (60(degree)F.).

         "Business Day" means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Texas are closed.

         "Day" means a period of twenty-four (24) consecutive hours beginning at 12:00 midnight at the location of the Leases.

         "Effective Date" has the meaning set forth in the heading above.

         "Fixed Rate" means the annual rate of interest of fifteen percent (15%), calculated on the basis of a 365 or 366 day year, as the case may be, but not to exceed the maximum nonusurious rate permitted by applicable law.

         "Gas" means natural gas and other gaseous hydrocarbons.

         "Hydrocarbons" means Oil and Gas.

         "Inside FERC" means the "Index Price" published in Inside F.E.R.C.'s Gas Market Report in the table entitled "Prices of Spot Gas Delivered to Pipelines" for the locations described in the definition of Spot Price in the first-of-the-month issue of such publication for such Month.

         "InterCoast" means InterCoast Global Management, Inc., a Delaware corporation.

         "InterCoast Conveyance" means that certain Conveyance of Production Payment from InterCoast to KCS Medallion Resources, Inc. dated April 18, 2000 and recorded in Volume 308, Page 66 of the Official Public Records of Sutton County, Texas.

         "Lease" means an oil and gas lease described, referred to or identified in Exhibit A hereto insofar as such lease is part of the Subject Properties, together with any renewal or extension of such lease (as to the portion thereof included as part of the Subject Properties), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after expiration of the predecessor lease), as to all lands and depths included as part of the Subject Properties, and all such renewals and extensions and replacement leases; and "Leases" means all such leases.

         "LIBOR Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in both London, England and New York, New York.

         "Management Agreement" means that certain Management Agreement dated April 12, 1996 between InterCoast and Medallion Production Company attached as Exhibit C to the Assignment and Agreement, as amended by that certain Amendment of Management Agreement dated April 18, 2000 between Grantor and InterCoast.

         "MMBtu" means 1,000,000 British Thermal Units.

         "Month" means a calendar month.

         "Monthly Payment Date" means the last LIBOR Day of each Month commencing March, 2001 and continuing through the Termination Time.

         "Monthly PP Amount" means for each Month, the lesser of (a) the product obtained by multiplying the Subject Quantity for such Month times the Spot Price for such Month or (b) the Net Proceeds for such Month.

         "Net Proceeds" has the meaning set forth in the Assignment and Agreement and the InterCoast Conveyance, as applicable, and following the termination of the Sutton County Production Payment or the merger of such interest with any other interest of Grantor in and to the Subject Properties, shall have the same meaning as set forth in the Assignment and Agreement.

         "Net Revenue Interest" means a percentage share of Hydrocarbons produced from or attributable to a Lease or Subject Well and the Subject Interests related thereto, and the proceeds of such production.

         "Oil" means crude oil, condensate, and other liquid hydrocarbons.

         "Options" means the "Option" granted to Grantor (a) under Part III of the Assignment and Agreement and (b) under Part III of the InterCoast Conveyance.

         "Payment Deficiency" for each Month means the sum of (a) the amount, if any, by which the Monthly PP Amount received by Grantee for such Month is less than the product obtained by multiplying (i) the Subject Quantity for such Month times (ii) the Spot Price for such Month, together with interest on such amount calculated at the Fixed Rate commencing on the Day that the Monthly PP Amount is due, plus (b) the amount of any Taxes imposed or assessed upon the Production Payment or any Hydrocarbons or proceeds of Hydrocarbons attributable to the Production Payment that are not paid by Grantor and that are paid by Grantee during such Month, together with interest on such amount at the Fixed Rate commencing on the Day of such payment by Grantee.

         "Permitted Encumbrances" means the following:

                  (a) lessors' royalties, overriding royalties, reversionary interests and similar burdens of record which do not reduce the net revenue interests set forth on Exhibit A;

                  (b) division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser;

                  (c) liens for taxes or assessments not yet delinquent;

                  (d) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business securing amounts not yet due and payable;

                  (e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations; and

all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Subject Interests or the Subject Properties (including the agreements listed in Exhibit A as Permitted Encumbrances) which taken individually or together: (i) do not secure an obligation in respect of borrowed money; (ii) do not interfere materially with the operation, value, or use of any of the Subject Interests or the Subject Properties; (iii) do not prevent Grantor from receiving the proceeds of production from the Subject Properties, or (iv) do not reduce the Net Revenue Interests set forth in Exhibit A.

         "Production Payment" has the meaning set forth in Section 1.01 above.

         "Scheduled Amount" means with respect to each Month the quantity (expressed in MMBtus) of Gas as set forth on Schedule 1 attached hereto.

         "Spot Price" means (a) for the Month of February 2001, $5.91, (b) for the Month of March 2001, $5.27, and (c) for each Month thereafter, the simple average of (i) 95% of Inside FERC - Houston Ship Channel for such Month and (ii) 100% of Inside FERC - PG&E Gas Transmission - Texas [Texas] for such Month.

         "Subject Interests" means (a) the Sutton County Production Payment, (b) the Options, and (c) all other right, title, and interest now owned or hereafter acquired by Grantor in and to the Subject Properties, including, without limitation, any right, title or interest in and to the Subject Properties acquired by Grantor as the result of Grantor's exercise of either of the Options.

         "Subject Quantity" means for each Month the quantity of Hydrocarbons (expressed in MMBtus) equal to the sum of (a) the Scheduled Amount for such Month, plus (b) the Adjustment Quantity for such Month.

         "Subject Properties" has the meaning set forth in the Assignment and Agreement.

         "Subject Wells" means the Wells defined in the Assignment and Agreement.

         "Sutton County Production Payment" means collectively (a) the "Production Payment" reserved by Grantor in Part II of the Assignment and Agreement, and (b) the "Production Payment" conveyed to Grantor in Part II of the InterCoast Conveyance.

         "Taxes" means all ad valorem, property, occupation, gathering, pipeline regulating, windfall profit, severance, gross production, energy, Btu, excise and other taxes and governmental charges and assessments imposed on the Subject Properties, the Subject Interests or the Production Payment, other than income taxes.

         "Termination Time" has the meaning set forth in Section 1.03 above.

         "Working Interest" means the percentage undivided interest in oil and gas leaseholds, including working interests, operating rights interests or other expense-bearing interests and mineral fee or ownership interests.

                                   ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.01 Governing Law. THIS CONVEYANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

         SECTION 3.02 Successors and Assigns. The provisions and conditions contained in this Conveyance shall run with the land and the respective interests of Grantor and Grantee and shall be binding upon and inure to the benefit of Grantor and Grantee and their respective successors and assigns. All references herein to either Grantor or Grantee shall include their respective successors and assigns.

         SECTION 3.03 Counterpart Execution. This Conveyance may executed in multiple originals all of which shall constitute one and the same Conveyance.

         Section 3.04 Perpetuities. It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event however that any provision hereof is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation. To the extent the maximum period is permitted to be determined by reference to "lives in being," Grantor and Grantee agree that "lives in being" shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph
P. Kennedy (father of the late President of the United States of America).

         SECTION 3.05 Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Conveyance shall for any reason be held invalid, illegal, or unenforceable by a court or regulatory agency of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any of the remaining provisions of this Conveyance, which provisions shall remain in full force and effect.

         EXECUTED in multiple originals effective as of the Effective Date.

                                   GRANTOR:

                                   KCS MEDALLION RESOURCES, INC.


                                   By:
                                       ---------------------------------------
                                          Harry Lee Stout, Vice President



                                   GRANTEE:

                                   STAR VPP, LP

                                   BY:   KCSE STAR, LLC, its general partner


                                   By:
                                       ---------------------------------------
                                          C. John Thompson, Vice President

                                    EXHIBIT C

                        PRODUCTION AND DELIVERY AGREEMENT


                                Exhibit C Page 1

                        PRODUCTION AND DELIVERY AGREEMENT


                                     BETWEEN


                               KCS RESOURCES, INC.
                            KCS ENERGY SERVICES, INC.
                          KCS MICHIGAN RESOURCES, INC.
                                       AND
                          KCS MEDALLION RESOURCES, INC.

                                   "GRANTORS"


                                       AND


                                  STAR VPP, LP

                                    "GRANTEE"





This document prepared by:
William P. Swenson
Andrews & Kurth L.L.P.
4400 Chase Tower, 600 Travis
Houston, Texas  77002
Phone No.: 713-220-4506

                        PRODUCTION AND DELIVERY AGREEMENT

         This Production and Delivery Agreement ("Agreement") is made and entered into effective as of the 1st day of February 2001, by and between KCS RESOURCES, INC., a Delaware corporation, and KCS ENERGY SERVICES, INC., a Delaware corporation, both of whose address is 5555 San Felipe, Suite 1200, Houston, Texas 77056, and KCS MICHIGAN RESOURCES, INC., a Delaware corporation, and KCS MEDALLION RESOURCES, INC., a Delaware corporation, both of whose address is 7130 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74136 (each such party is referred to herein individually as a "Grantor" and collectively as the "Grantors"), and STAR VPP, LP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002 ("Grantee").

         WHEREAS, by Conveyance of Overriding Royalty Interest of even date herewith from Grantors to Grantee and recorded contemporaneously herewith in the public records of the counties and parishes wherein the Subject Interests described herein are located (the "Conveyance"), Grantee has purchased and acquired from Grantors, and Grantors have sold and conveyed to Grantee, the "Overriding Royalty" (as such term is defined in the Conveyance) in and out of the Subject Interests described herein .

         NOW, THEREFORE, as a material inducement to cause Grantee to purchase the Overriding Royalty and in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantors have agreed, and hereby agree, as follows:

         1. Definitions.

                  (a) "Subject Interests" or "Subject Interest" means the respective undivided interests set forth in Exhibit A in and to the Leases (including, without limitation, the Hall-Houston Production Payment as further defined in the Conveyance), and any and all additional right, title, interest or claim of every kind and character of each Grantor in and to the Leases (including, without limitation, oil and gas leasehold interests, production payments, overriding royalty interests, royalty interests, net profits interests and other similar interests) and all lands covered by the Leases and all lands now or hereafter pooled, communitized or unitized therewith, even though Grantors' interest be incorrectly or incompletely described in Exhibit A, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of the same may be subject at the Effective Time, and any and all renewals and extensions of any of the same, but expressly excluding any additional interest in the Leases or the Hall-Houston Production Payment (or the leases subject thereto) acquired by Grantors after the execution and delivery of the Conveyance, other than by reason of or resulting from the discharge of any burden, the reversion of any interest or the removal of any charge or encumbrance.

                  (b) "Lease" means an oil and gas lease described, referred to or identified in Exhibit A hereto as to all lands and depths described in such lease (or the applicable part or portion thereof if specifically limited in depth and/or areal extent in Exhibit A), together with any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after expiration of the predecessor lease), as to all lands and depths described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent in Exhibit A in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease subject to this Agreement), and all such renewals and extensions and replacement leases; and "Leases" means all such leases.

                  (c) Each other capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

         2. Taking In Kind; Marketing.

                  (a) The Overriding Royalty Hydrocarbons shall be delivered to Grantee in kind or to the credit of Grantee, free of cost, at the applicable Delivery Point.

                  (b) If any Overriding Royalty Hydrocarbons are subject to existing production sales agreements which cannot or will not be terminated at Closing (the "Existing Sales Contracts"), then during the remaining term of each Existing Sales Contract, the Overriding Royalty Hydrocarbons which are subject to such Existing Sales Contracts shall continue to be sold and delivered at the contract price and terms applicable thereto without deduction for nonperformance or noncompliance and the proceeds resulting therefrom shall be paid to and owned by Grantee. Grantors shall perform and administer each Existing Sales Contract, but shall not amend, extend or renew any of the Existing Sales Contracts without Grantee's prior written consent, and Grantors shall take such actions as may be necessary to cause any Existing Sales Contracts that are not with Approved Purchasers and any other Existing Sales Contracts requested in writing by Grantee from time to time to expire at the end of their respective terms, or if permitted under the terms thereof, to terminate prior to the expiration of their respective terms.

                  (c) Grantee shall take in kind all Overriding Royalty Hydrocarbons that are delivered in strict accordance with Schedules 1 and 2 to the Conveyance, except (i) Overriding Royalty Hydrocarbons which are sold pursuant to the Existing Sales Contracts, (ii) Overriding Royalty Hydrocarbons which are produced during February 2001 and March 2001, and (iii) Grantor-Marketed Hydrocarbons that Grantee has not elected to take in kind under
Section 2(d). Grantee shall have the right, but not the obligation, to take in kind all Overriding Royalty Hydrocarbons which it is not obligated to take in kind pursuant to the terms of the preceding sentence; provided, however, Grantee shall not have the right to take in kind Overriding Royalty Hydrocarbons which are sold pursuant to the Existing Sales Contracts.

                  (d) Grantors and Grantee acknowledge that Grantee does not currently anticipate taking in kind Grantor-Marketed Hydrocarbons; accordingly, Grantors shall, on behalf of Grantee, market and sell all Grantor-Marketed Hydrocarbons. Except for sales under Existing

Sales Contracts, all Grantor-Marketed Hydrocarbons and other Overriding Royalty Hydrocarbons sold by Grantors on behalf of Grantee shall, unless otherwise approved by Grantee, be sold pursuant arm's length contracts with Approved Purchasers, containing provisions negotiated by Grantors as prudent marketers. Each such contract shall provide for a term period not to exceed three Months or provide for cancellation or termination upon thirty days (or less) notice to the other party. Notwithstanding the foregoing, upon prior written notice by Grantee to Grantors, Grantee shall have the right to take in kind and separately dispose of all or any portion of the Grantor-Marketed Hydrocarbons, subject to the terms and restrictions of any such arm's length contracts or Existing Sales Contracts then in effect.

                  (e) All Overriding Royalty Gas that Grantee is obligated to take in kind under Section 2(c) and all other Overriding Royalty Gas which Grantee elects to take in kind in accordance herewith is referred to herein collectively as "In Kind Gas". Grantors shall market and sell on behalf of Grantee all Overriding Royalty Gas other than In Kind Gas in accordance with
Section 2(d). If for any reason Grantee is unable or refuses to receive In Kind Gas from the Subject Interests, Grantee shall give notice to Grantors as soon as practicable and Grantors will use reasonable efforts to market such Overriding Royalty Gas on behalf of Grantee in accordance with Section 2(d).

                  (f) All Overriding Royalty Oil that Grantee is obligated to take in kind under Section 2(c) and all other Overriding Royalty Oil which Grantee elects to take in kind in accordance herewith is referred to herein collectively as "In Kind Oil". Grantors shall market and sell on behalf of Grantee all Overriding Royalty Oil other than In Kind Oil in accordance with
Section 2(d). If for any reason Grantee is unable or refuses to receive In Kind Oil from the Subject Interests, Grantee shall give notice to Grantors as soon as practicable and Grantors shall use reasonable efforts to market such Overriding Royalty Oil on behalf of Grantee in accordance with Section 2(d).

                  (g) As promptly as possible, and in any event within 75 days of the effective date of this Agreement, Grantors shall use all available means to cause all purchasers of Overriding Royalty Hydrocarbons sold on behalf Grantee hereunder to agree in writing with Grantee to pay the sales proceeds from such Overriding Royalty Hydrocarbons directly to Grantee. If and to the extent Grantors receives proceeds from the sale of Overriding Royalty Hydrocarbons (including, without limitation, Grantor-Marketed Hydrocarbons) sold on behalf of Grantee pursuant to the terms hereof, such proceeds shall be paid by Grantors by wire transfer to Grantee within two Business Days after receipt thereof by any Grantor to an account designated by Grantee from time to time. Prior to such transfer to Grantee, all such proceeds shall be deemed held in trust by Grantors for Grantee. Grantors will diligently enforce the terms of all sales agreements under which Overriding Royalty Hydrocarbons are sold on behalf of Grantee, including full and prompt payment of all amounts due from such sales. If any sales proceeds from Overriding Royalty Hydrocarbons sold by any Grantor on behalf of Grantee are not received by Grantee on or before the last LIBOR Day of the Month following the Month in which such Overriding Royalty Hydrocarbons were produced, then the Monthly Adjustment Amount shall be increased by the amount of such sales proceeds not received by Grantee in accordance with subclause (e) of the definition of Monthly Adjustment Amount in the Conveyance. Grantee shall have the right at any time Grantee considers prudent to direct the purchasers of any Overriding Royalty Hydrocarbons to pay the proceeds thereof directly to Grantee by delivering to such purchasers the letters in lieu of transfer orders previously executed by Grantors and held by Grantee (Grantors hereby authorizing Grantee to complete any such letter in lieu by inserting the relevant purchaser's name and address therein). If Grantee requests direct payment, Grantors will cooperate in instructing the purchasers to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate in connection therewith. If any Overriding Royalty Hydrocarbons are sold by Grantors, on behalf of Grantee, under the terms of any agreement between Grantors and Grantee or between Grantors and any Affiliate of Grantee, then Grantee shall be entitled to retain the proceeds of such sale or receive direct payment from its Affiliate.

                  (h) All Overriding Royalty Hydrocarbons shall be delivered to Grantee, or to Grantee's credit, into the facilities installed and maintained by the First Transporter or first purchaser located at the Delivery Points.

                  (i) For purposes of this Agreement, "Approved Purchasers" shall mean: (i) each entity listed on the Approved Purchaser List attached as Exhibit J to the Purchase and Sale Agreement described in Section 16 below, and
(ii) each other entity proposed by Grantors from time to time who (y) has agreed in writing with Grantee to pay Overriding Royalty Hydrocarbon sales proceeds directly to Grantee and (z) is approved in writing by Grantee; provided, however, that upon 3 days written notice from Grantee to Grantors, Grantee may terminate any such entity under clauses (i) or (ii) above as an Approved Purchaser.

         3. Gathering and Transportation.

                  (a) Grantors at Grantors' sole cost and expense shall gather or cause to be gathered all Overriding Royalty Hydrocarbons at the wellheads where produced and transport the same to the applicable Delivery Point, without any charge or deduction to Grantee for any costs attributable to preparing Gas or Oil for delivery or delivering the Overriding Royalty Hydrocarbons to the applicable Delivery Point.

                  (b) Grantors shall be in exclusive control and possession of the Overriding Royalty Hydrocarbons gathered at the wellheads and responsible for any loss, damage or injury caused thereby until the same shall have been redelivered to Grantee, or to Grantee's credit, as herein provided.

         4. Processing of Gas. It is recognized that as the owner of the Overriding Royalty Grantee owns the Overriding Royalty Gas in its natural state, including, without limitation, all liquefiable Hydrocarbons contained therein. It is recognized that certain of the Subject Interests currently are subject to those existing processing agreements which are described on Schedule 4 hereto (the "Processing Agreements"). If as a result of any Processing Agreement any Grantor elects or is required to process Overriding Royalty Gas, Grantee will have an interest in all plant products and liquids extracted (the "Plant Liquids") and all residue gas remaining ("Plant Residue Gas") attributable or allocable to the Overriding Royalty and the Overriding Royalty Gas under the terms of the Processing Agreements. It is also recognized that the Plant Residue Gas probably will have a lower Btu Content than the Overriding Royalty Gas. Accordingly, Grantors hereby grant Grantee the option to exchange at the tailgate of each processing plant Grantee's proportionate part of Plant Liquids from such processing plant during any Month for an amount of Plant Residue Gas at the tailgate of such processing plant the Btu Content of which shall be equal to the amount by which the Btu Content of the Overriding Royalty Gas delivered to Grantee prior to processing in such processing plant exceeds the Btu Content of the Plant Residue Gas attributable to such Overriding Royalty Gas. Grantors agree that they will not exercise any processing rights if the Plant Residue Gas would not meet the quality requirements set forth in Section 7.

         5. Rate of Production.

                  (a) Grantors shall prudently operate and produce with respect to those Subject Interests operated by Grantors, and shall use Grantors' best efforts to cause to be prudently operated and produced, with respect to the Subject Interests not operated by Grantors, the Subject Wells in accordance with good engineering practices and the following requirements: (i) the amount of Hydrocarbons produced from any Subject Well shall not exceed in any Month the lower of (x) the maximum amount that the Subject Well is capable of producing at its maximum efficient rate of flow or (y) the respective allowable rate of flow under applicable orders, rules, regulations or laws, if any; (ii) the amount of Hydrocarbons produced from the Subject Wells shall be sufficient to prevent a net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed underlying the Subject Interests; and (iii) subject to field rules established by governmental authorities having or asserting jurisdiction, the amount of Hydrocarbons produced from the Subject Wells shall be equitable and ratable, based on factors used in determining such field rules.

                  (b) Subject to the provisions of Section 5(a), Grantors shall use Grantors' best efforts to cause each Property to produce each Day that quantity of Overriding Royalty Hydrocarbons sufficient to allow the delivery to Grantee of the Scheduled Amount for such Day.

                  (c) If for any reason at any time, or from time to time, (i)
(w) there has been an acceleration in the rate of production of Hydrocarbons from any Property for any one Month period that exceeds the rates set forth in the reserve report (the "Reserve Report") prepared by Netherland, Sewell & Associates (the "Independent Engineer") dated as of December 31, 2000 attributable to such Month, (x) the State of Louisiana elects to defer taking its royalty share of hydrocarbons attributable to any of the Subject Interests (or the proceeds therefrom), (y) any of the capital expenditures referred to in
Section 10 hereof are not made at the time required, or (z) the drilling of any required replacement well or other operation to be undertaken by Grantors is not timely performed in accordance with the terms hereof, and (ii) the ratio that the Tail Reserves bears to the Remaining Reserves is less than the Required Percentage (as defined in Section 5(f)), then in addition to any other rights or remedies available to Grantee, Grantee shall have the right, at Grantee's option, to cause the remaining Scheduled Amounts to be adjusted as provided in
Section 5(d). As used in this Section 5, "Tail Reserves" means, as of the date of any determination, (i) the Risk Adjusted Proved Reserves of Hydrocarbons projected to be attributable to the Subject Interests determined by calculating such Risk Adjusted Proved Reserves for each Subject Interest as of the later of
(x) the end of the last Month for which a Scheduled Amount is set forth on
Schedule 1 or Schedule 2 to the Conveyance for the Property comprised in whole or in part of such Subject Interest or (y) the date of such determination of Tail Reserves, and (ii) adding the amounts so calculated for all Subject Interests. As used in this Section 5, "Remaining Reserves" means, as of the date of any determination, the Risk Adjusted Proved Reserves of Hydrocarbons projected to be attributable to the Subject Interests without regard to the Overriding Royalty. As used in this Section 5, "Risk Adjusted

Proved Reserves" means proved reserves of Hydrocarbons which, after adjustments by Grantee based on Grantee's assessment of risk, can be estimated with reasonable certainty to be recoverable under economic conditions existing at the time of determination. For the purpose of calculating Tail Reserves and Remaining Reserves, Oil shall be converted to Gas at a ratio of one Barrel of Oil to six MMBtus of Gas.

                  (d) Upon Grantee's election to exercise the option set forth in Section 5(c) above, Grantee shall in good faith generate proposed revised Schedules 1 and 2 to the Conveyance which result, at the time of Grantee's exercise of the option, in a ratio of the Tail Reserves to the Remaining Reserves, greater than, but as near as reasonably possible to, the Required Percentage. Grantee shall present its proposal to Grantors for review and verification that the proposed Schedules comply with the requirements of the foregoing sentence. Grantors and Grantee shall amend the Conveyance to incorporate the amended Schedules 1 and 2 immediately following the parties' agreements as to the substance of such Schedules or the determination of the amended Schedules 1 and 2 by the independent petroleum engineering firm under
Section 5(f), as applicable.

                  (e) In the event (i) KCS Energy Services, Inc. has notified Hall-Houston Oil Company that KCS Energy Services, Inc. has elected to utilize the alternate Scheduled Amount set forth in the first sentence of paragraph b. of Schedule 1 of the conveyance of the Hall-Houston Production Payment, as amended to date, or (ii) Hall-Houston Oil Company's Net Revenue Share of Gas (as defined in the conveyance of the Hall-Houston Production Payment and the amendments thereto described in Exhibit A) has for two consecutive months exceeded the Threshold Quantities (as defined in the conveyance of the Hall-Houston Production Payment and the amendments thereto described in Exhibit
A) for such months, then Grantors shall give prompt written notice to Grantee and the parties shall meet to discuss the reasonably expected future production of "Production Payment Hydrocarbons" (as such term is defined in the conveyance of the Hall-Houston Production Payment and the amendments thereto described in Exhibit A). In addition to any other rights or remedies available to Grantee, at Grantee's option, the remaining Scheduled Amounts under the Conveyance attributable to the HHOC Production Payment shall be adjusted. Any such adjustment of the Scheduled Amounts pursuant to the preceding sentence shall be determined by Grantee in good faith, but in any event shall not exceed the increased "Scheduled Amount" (as such term is defined in the conveyance of the HHOC Production Payment and the amendments thereto described in Exhibit A).

                  (f) In the event Grantors and Grantee are not able to agree upon Grantee's proposed amended Schedules 1 and 2 pursuant to Section 5(d) above, the parties shall select an independent petroleum engineering firm to make a determination of the appropriate Schedules. The fees and expenses of such firm shall be borne equally by Grantors and Grantee. The determination of such firm shall be binding upon Grantors and Grantee. If within 15 days after either party notifies the other that it requests a determination by an independent firm, the parties are unable to agree upon such a firm, each party shall in good faith prepare a list of four independent petroleum engineering firms. Each list shall set forth that party's priority order with the highest priority firm listed first. Each party shall submit its list to the other within five days after the end of the 15 day period provided above. The list shall be compared and the first listed firm appearing in Grantee's list that also appears in Grantors' list shall be the firm used to make such determination. If either party fails to provide a list of that party's recommended firms, such party's list shall not be considered and the first listing on the other party's list shall be the firm used to make the determination. If no firm is selected pursuant to the procedures followed herein, then the firm used shall be selected by Grantee.

                  (g) The term "Required Percentages" as used in this Section 5 shall mean the percentage set forth on Schedule 3 opposite the applicable month.

                  (h) In the event of any change in Scheduled Amounts pursuant to this Section 5, Grantee and Grantors shall execute and acknowledge an appropriate amendment to the Conveyance changing the affected Scheduled Amounts, and Grantors, at Grantors' expense, shall cause such amendment to be filed in all appropriate county and parish records.

         6. Scheduling.

                  (a) Not less than five Business Days prior to the first day of each Month with respect to Gas, and not less than ten Days prior to the first day of each Month with respect to Oil, Grantors will notify Grantee of the daily quantities of Gas and Oil which Grantors expects to be available for delivery in kind to Grantee as Overriding Royalty Gas and Overriding Royalty Oil at each Delivery Point during such Month to satisfy the Subject Quantity for such Month. Grantors will use their best efforts to cause In Kind Gas and In Kind Oil to be delivered at uniform daily rates throughout each Month at each Delivery Point at the rates scheduled pursuant to the preceding sentence (it being understood that Overriding Royalty Gas and Overriding Royalty Oil taken in kind is the first Gas and Oil produced and saved each day attributable to the Subject Interests).

                  (b) It is understood that In Kind Gas will be transported for Grantee by the First Transporter and other third party transporters. Grantors shall immediately notify Grantee of any change (in excess of tolerances permitted by the First Transporter) in the rate of delivery of In Kind Gas at the Delivery Points. Variations in rates of deliveries from those scheduled which do not exceed the tolerances permitted by the First Transporter without penalty shall be permitted hereunder. Grantors and Grantee shall cooperate to ensure that nominations are timely made to transporting pipelines and that such nominations reflect the actual expected deliveries and receipts. Grantors and Grantee shall use reasonable efforts to give each other 24 hours prior notice of any adjustments to be made in quantities delivered or received.

                  (c) If any charges, penalties, costs or expenses are incurred or payable to any transporting pipeline, or any other party, as a result of Grantors' failure to notify Grantee of any increase or decrease in daily quantities to be delivered at each Delivery Point, then as between the parties hereto, Grantors shall be liable for and shall hold Grantee harmless from and against such charges, penalties, costs or expenses. If any charges, penalties, costs or expenses are incurred or payable to any transporting pipeline, or any other party, as a result of Grantee's failure to notify Grantors of any increase or decrease in daily quantities to be received at any Delivery Point, then as between the parties hereto, Grantee shall be liable for and shall hold Grantors harmless from and against such charges, penalties, costs or expenses. Each party shall promptly notify the other of any notice received from any transporting pipeline, or other party, that indicates an imbalance in deliveries exists or is occurring that may give rise to any such charges, penalties, costs or expenses.

         7. Quality Requirements. All Overriding Royalty Hydrocarbons delivered to Grantee, or to Grantee's credit, shall satisfy the quality requirements and specifications as set forth in the First Transporter's transportation agreements and/or published tariffs filed with the FERC for acceptance and transportation of Gas at each Delivery Point or (as to any Overriding Royalty Oil) as set forth in the first purchaser's agreements for acceptance and purchase of Oil, all without penalty or deduction for nonconformity, as the same may be modified from time to time. All costs and expenses of dehydrating, treating and compressing Overriding Royalty Hydrocarbons to satisfy such quality requirements shall be borne and paid by Grantors.

         8. Pressure. Grantors shall deliver, or cause to be delivered, the Overriding Royalty Gas at a pressure sufficient to deliver the same into the First Transporter's pipeline at each Delivery Point against the operating pressure of First Transporter's pipeline in existence from time to time. Promptly upon the request of Grantee, Grantors shall inform Grantee, from time to time, of the delivery rate and pressure of the Overriding Royalty Gas delivered to Grantee or to Grantee's credit.

         9. Operation of Subject Interests. At all times from the date hereof until the termination of the Overriding Royalty and whether or not any Grantor is the operator of the Subject Interests, Grantors, at Grantors' cost and expense, shall:

                  (a) Cause, or to the extent a Grantor is not the operator, use their best efforts to cause, the Subject Interests to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Overriding Royalty), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations;

                  (b) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Interests or the production therefrom, and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

                  (c) Cause, or to the extent a Grantor is not the operator, use their best efforts to cause, all wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Overriding Royalty), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made;

                  (d) Give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Interests, the Hydrocarbons produced therefrom, the Overriding Royalty and/or the Overriding Royalty Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantors' expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests, the Hydrocarbons produced therefrom, the Overriding Royalty and/or the Overriding Royalty Hydrocarbons against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

                  (e) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than (i) Taxes constituting a lien but not due and payable, and (ii) the Permitted Encumbrances;

                  (f) Pay all Taxes (except those contested in good faith) when due and before they become delinquent, and reimburse Grantee for any Taxes paid by Grantee as a result of the Overriding Royalty or the Overriding Royalty Hydrocarbons or the production of same;

                  (g) Pay promptly when due and before they become delinquent all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith);

                  (h) Not resign as operator of any Subject Interests operated by any Grantor until and unless the successor operator has been approved in writing by Grantee;

                  (i) Not conduct any work or operation in any wellbore of a Subject Well, which work or operation is related to any horizon, zone formation or interval not included in the Subject Interests without the prior written consent of Grantee;

                  (j) Enforce the terms of all agreements related to the Hall-Houston Production Payment and exercise all rights and remedies with respect thereto, all with reasonable diligence; and

                  (k) Not amend any of the agreements related to the Hall-Houston Production Payment that could adversely affect the HHOC Production Payment or the Overriding Royalty.

         10. Capital Expenditures. To the extent Grantors may do so under the terms of the operating agreements or other agreements pertaining to the Subject Interests, Grantors agree to make, or cause to be made, the capital expenditures involved in and to drill, complete and equip for production, or recomplete and rework, as the case may be, each of the wells, and to conduct each of the other operations, described or referred to on Schedule 3 of the Purchase and Sale Agreement described in Section 16 below on or before the respective dates set forth in such Schedule 3, all of the foregoing to be done as a prudent operator (and without regard to the burden of the Overriding Royalty); provided, however, Grantors shall not be required to undertake any operation or make any capital expenditure with respect to which (a) Grantors can demonstrate to Grantee's satisfaction is not reasonably necessary to be conducted at such time in order to cause the Scheduled Amounts of Overriding Royalty Hydrocarbons to be produced from such Property as set forth in Schedules 1 and 2 to the Conveyance and (b) Grantee has consented in writing to the delay or elimination thereof.

         11. Insurance; Damage or Loss.

                  (a) Grantors shall maintain or cause to be maintained, at Grantors' sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Grantee, insurance against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in operations of similar property, including, without limitation, insurance of the types and coverages described in
Schedule 1 hereto and with limits of coverage no less than those set out in
Schedule 1. Such insurance shall name Grantee as an additional insured (as to liability policies) and as a loss payee to the extent of Grantee's interest (as to property policies). Grantors shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the insurer will notify Grantee not less than 30 days prior to the expiration or termination of such policy of insurance.

                  (b) In the event of any damage to or loss of any platform, pipeline, well, equipment or facility on the Leases, Grantors (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Overriding Royalty, but taking into account insurance proceeds and recoveries).

         12. Abandonment of Wells.

                  (a) Until the termination of the Overriding Royalty, Grantors shall not, without first obtaining the written consent of Grantee, abandon any well heretofore or hereafter completed for production of Hydrocarbons on any of the lands covered by or attributable to the Subject Interests or surrender, abandon or release any Lease or Subject Interest or any part thereof; provided, without the consent of Grantee:

                  (i) If and when, in Grantors' reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Overriding Royalty, a well becomes no longer capable of producing Hydrocarbons in paying quantities (without regard to the burden of the Overriding Royalty) and it would not be economically feasible (without regard to the burden of the Overriding Royalty) to restore the productivity of such well by reworking, reconditioning, deepening, plugging back or otherwise, Grantors shall have the right to abandon such well, subject to the provisions of Section 12(c).

                  (ii) Subject to the provisions of Section 12(c), Grantors shall have the right to surrender and release any Subject Interest or part thereof when, in the reasonable judgment of Grantors exercised in good faith and as would a prudent operator not burdened by the Overriding Royalty, there is no well located thereon which is capable of producing Hydrocarbons in paying quantities and the drilling of an additional well thereon would not, in Grantors' reasonable opinion, be economically feasible (without regard to the burden of the Overriding Royalty).

                  (iii) Subject to the provisions of Section 12(c), Grantors shall have the right to abandon or release any Subject Interest or well related thereto that has a discounted net present value (as determined by the most recent reserve report delivered by Grantors to Grantee hereunder) of no more than $50,000; provided, however, that Grantors shall not release or abandon Subject Interests or wells related thereto that have an aggregate discounted net present value (as determined by the most recent reserve report delivered by Grantors to Grantee hereunder) in excess of $500,000 during any calendar year.

                  (b) For all purposes of this Agreement, (i) a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced or which it reasonably appears will be produced from such well, net of royalties and Taxes but without regard to the burden of the Overriding Royalty, no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well (excluding office and management overhead and similar charges), and (ii) the restoration of the productivity of a well or the drilling of a well shall be deemed to be "economically feasible" whenever the aggregate value of the Hydrocarbons which it reasonably appears will be produced from such well, net of royalties and Taxes but without regard to the burden of the Overriding Royalty, will exceed the costs and expenses directly related to such restoration or drilling and the operation and maintenance of such well (excluding office and management overhead and similar charges).

                  (c) Before abandoning any well or surrendering or releasing any Subject Interest or part thereof, Grantors shall offer to assign the same to Grantee upon Grantee's payment of the net salvage value (if any) attributable to Grantors' interest therein and assumption of the obligations attributable to Grantors' interest therein.

                  (d) Nothing contained herein shall be intended or construed as amending or superceding Grantors' obligations under any Permitted Encumbrance applicable to the Subject Interests (including, but not limited to, any joint operating agreement currently in effect).

         13. Drilling of Replacement Wells. Grantors covenant and agree that, in the event that any well now or hereafter completed for production of Hydrocarbons on any of the lands and waterbottoms covered by or attributable to the Subject Interests shall for any reason (other than depletion of the reserves otherwise recoverable from such well) be no longer capable of producing Hydrocarbons in paying quantities, Grantors shall promptly drill an oil and gas well to replace such well, unless in Grantors' reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Overriding Royalty, the drilling of such replacement well would not be economically feasible.

         14. Information.

                  (a) At all times from the date hereof until the termination of the Overriding Royalty, Grantors, at Grantors' own expense, shall furnish to Grantee the following reports and information at the times indicated below.

                  (i) Quarterly within 50 days after the end of each calendar quarter, excluding the last calendar quarter of each year, unaudited combined financial statements of Grantors as of the end of and for such period, including a balance sheet and statements of income and cashflows, prepared in accordance with the generally accepted accounting principles.

                  (ii) Annually within 100 days after the end of each year, Grantors shall furnish Grantors' financial statements as of the end of and for such period, including a balance sheet and statements of income, owner's equity and cashflow statements, prepared in accordance with the generally accepted accounting principles, accompanied by a report of Grantors' independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present Grantors' financial condition, results of operations and changes in financial position in accordance with the generally accepted accounting principles, consistently applied.

                  (iii) Semi-annually on or before March 1 and September 1 of each year (commencing September 1, 2001), Grantors shall furnish at Grantor's expense a reserve report satisfactory to Grantee (together with Grantors' internally prepared summary of such report), as of the immediately preceding December 31 and June 30, respectively. Each report dated as of December 31 shall be prepared by the Independent Engineer, Miller & Lents, Ltd., Ryder Scott Company or Cawley, Gillespie & Associates or other independent petroleum engineering firm approved by Grantee. Each report shall incorporate all current information and data available to Grantors pertinent to the estimation of oil and gas reserves attributable to Subject Interests and set forth the following:

                           (A) an estimation of the oil and gas reserves,
                  classified by appropriate categories, as of such date attributable to the Subject Interests,

                           (B) a projection of the rate of production of, and
                  net revenue from, such reserves,

                           (C) a calculation of the present worth of such net
                  revenue discounted at a rate or rates designated from time to time by Grantee, and

                           (D) a schedule or complete description of all
                  assumptions, estimates and projections made or used in the preparation of such report, including without limitation estimated future product prices, capital expenditures, operating expenses and taxes.

         Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, shall be based on such assumptions as to costs, product prices and similar factors as Grantee shall designate from time to time. Grantee shall be furnished a copy of any other reserve report prepared for Grantors by any independent petroleum engineering firm covering the Subject Interests.

                  (iv) Quarterly within 50 days after the end of each calendar quarter, a certificate executed by an officer of each of Grantors certifying that to the best of his knowledge, after reasonable investigation, that all royalties, production taxes and rentals have been paid in full and in accordance with the terms of the Leases, other agreements and state regulations and that each of such Grantors is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto.

                  (v) Quarterly, no later than 50 days after the end of each calendar quarter, and at such other time as may be requested by Grantee, Grantors shall furnish reports concerning any change in methods of treatment or operation of all or any Subject Wells which are productive of Hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for liquidation of the Overriding Royalty and the current status of all wellhead gas imbalances by Subject Well or Subject Interest.

                  (vi) Promptly after becoming available and in any event within 45 days after the end of each month, Grantors shall furnish a report showing production data related to each Property that is required to be reported by the state in which production occurs. The data related to each Property may be reported electronically, if available, or by copies of the state reports.

                  (vii) Promptly after becoming available and in any event within 45 days after the end of each month, Grantors shall furnish Grantee a lease operating statement showing gross and net volumes of Hydrocarbons produced and sold from the Subject Interests, average sales prices, severance taxes, lease operating expenses, capital expenditures and any other revenues and expenses associated with each Subject Interest.

                  (viii) Promptly after receipt and in any event within 15 days after receipt, Grantors shall furnish Grantee with all reports, data, notices and other information received by any Grantor in connection with the HHOC Production Payment, and Grantors shall furnish Grantee with copies of all notices and other communications sent by any Grantor to Hall-Houston Oil Company in connection with the HHOC Production Payment when such notice or communication is sent.

                  (ix) Promptly and in any event within 30 days after entering into any new production sales agreement to sell any Overriding Royalty Hydrocarbons, Grantors shall furnish Grantee with a detailed summary of such agreement, which shall include, without limitation, the name and address of the purchaser, pricing, volumes, properties covered thereby and the term thereof.

                  (x) As soon as possible and in any event within 5 days after any Grantor becomes aware thereof, Grantors shall furnish Grantee with notice of (A) any breach of this Agreement or the Conveyance, or (B) any action, event or occurrence that could reasonably be expected to have an adverse effect on the Overriding Royalty.

                  (xi) At any time for purposes of making determinations under
         Section 5 above and not more than semi-annually for any other purpose, Grantors shall, upon Grantee's request, provide Grantee with access to the independent petroleum engineering firm who prepared the most recent reserve report delivered hereunder and (if available) copies of surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, Subject Wells and the production therefrom.

                  (xii) In addition to the reserve reports to be delivered to Grantee under Section 14(a)(iii), upon the request of Grantee, Grantors shall at Grantors' expense furnish a reserve report to Grantee prepared by the Independent Engineer, dated as of the last day of the Month immediately preceding the date of such request and covering the oil and gas reserves attributable to the Subject Interests; provided that Grantee shall have the right to request only one reserve report under this Section 14(a)(xii). If Grantee requests that the reserve report only update the Reserve Report with new pricing information, then Grantee shall deliver such reserve report within 10 days of Grantee's request, otherwise Grantee shall deliver such reserve report within 45 days of Grantee's request. Such reserve report shall be prepared in accordance with the guidelines set forth in Section 14(a)(iii).

                  (xiii) Upon request, Grantors shall furnish such other information as Grantee may reasonably request.

                  (b) Grantee shall have the right from time to time to audit the books and records of Grantors with respect to the Subject Interests, including without limitation, all information with respect to volumes of Hydrocarbons produced from the Leases, the sales price of Overriding Royalty Hydrocarbons sold on behalf of Grantee, the calculation of Lease Use Hydrocarbons and Non-Consent Hydrocarbons, and the payment by Grantors of all costs and expenses incurred in connection with the Subject Interests. Such audits shall be conducted by Grantee so as to result in a minimum disruption in the ongoing business and affairs of Grantors and shall be conducted during normal business hours at Grantors' offices or at the offices where the Grantors maintain the records relating to the items set forth above. This right to audit shall survive the termination of the Overriding Royalty for two years. If, as a result of any such audit, it is determined that any amount is due Grantee as a result of the failure of any Grantor or Grantors to properly deliver all Overriding Royalty Hydrocarbons, or the proceeds thereof, to Grantee in accordance with the terms of the Conveyance and this Agreement, Grantors shall pay Grantee the value of the Overriding Royalty Hydrocarbons which such Grantor or Grantors failed to deliver, or the proceeds which such Grantor or Grantors failed to remit, together with interest at the Fixed Rate from the date that such amount should have been delivered or paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

         15. Access to Subject Interests. To the extent the Grantors have the right to do so, Grantors shall permit or facilitate the duly authorized representatives of Grantee, upon Grantors' receiving reasonable prior notice, but at Grantee's sole risk and expense, to make such inspection of the Subject Interests and the property, machinery, equipment and facilities used in the operation thereof (or any records of Grantors related thereto) as such representatives shall deem proper.

         16. Remedies of Grantee; Mortgage and Security Interest. At any time and from time to time until the termination of the Overriding Royalty, if Grantors shall fail to perform or observe any of the covenants or agreements provided herein or in the following described Purchase and Sale Agreement to be performed or observed by Grantors, then Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after 15 days following the earlier to occur of (x) written notice thereof being delivered to Grantors or (y) Grantors first having knowledge of such failure:

                  (a) pay, or cause to be paid, any of the costs, expenses, Taxes (which costs, expenses or Taxes are not being contested in good faith by the Grantors) or other amounts which Grantors have agreed to pay under the Conveyance or this Agreement which have become delinquent, and be reimbursed by Grantors on demand by Grantee for all amounts so paid or incurred, together with interest at the Fixed Rate from the date of such payment until the date of reimbursement; and

                  (b) sell, on behalf and for the account of Grantors, all of the Hydrocarbons attributable to Grantors' interest in the Subject Interests and apply the proceeds thereof to any amount owed by Grantors hereunder; and

                  (c) setoff any amount owed by Grantee or its Affiliates to Grantors or their Affiliates against any amount owed to Grantee hereunder; and

                  (d) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests and the Hydrocarbons produced therefrom; and

                  (e) replace Grantors or any Affiliate of Grantors that is serving as the operator of any of the Properties with another Person designated by Grantee (which other Person may be Grantee or an Affiliate of Grantee), and Grantors hereby grant to Grantee the power and authority to vote or otherwise take any action that Grantors could take to effectuate such change as Grantors' attorney-in-fact; provided, this clause (e) shall only apply if such failure to perform or observe is of a material covenant or agreement in this Agreement or in the Purchase and Sale Agreement.

         In order to secure payment of all amounts advanced or paid by Grantee under this Section 16 and to secure performance by Grantors of all of Grantors' other obligations under this Agreement (including, without limitation, the letter agreements referred to in Section 19 below) and the Purchase and Sale Agreement dated February 14, 2001 between Grantors and Grantee, as such agreements may be modified or amended from time to time (all of such payment and performance obligations being hereinafter collectively referred to as the "Obligations"), each Grantor does hereby mortgage, warrant, grant, affect and hypothecate to Grantee, and grant to Grantee a lien and security interest in, all of such Grantor's interest in the Subject Interests (all of which Subject Interests are more fully described in the exhibits attached to this Agreement and any amendments or modifications to this Agreement executed from time to time) and all of such Grantor's equipment, fixtures, inventory, goods, accounts, contracts rights and general intangibles, whether presently existing or to arise in the future, now owned or hereafter acquired, insofar as the same are (i) located on the Leases more fully described in the exhibits to this Agreement and any amendments or modifications to this Agreement executed from time to time, and any renewals, extensions or replacements of such Leases, or (ii) are used in connection with, or relate to the ownership or operation of, the Leases or Subject Interests, or
(iii) arise out of the sale or other conveyance of oil, gas or other minerals produced and saved from the Leases relating to the Subject Interests together with any and all products and proceeds of any of the foregoing (collectively, the "Mortgaged Properties"); provided, however, that the Mortgaged Properties shall not include the property described on Exhibit B attached hereto, which property is expressly reserved and excepted from the mortgage, lien and security interests granted hereunder. The mortgage, lien and security interest granted hereby shall be subject only to the Overriding Royalty granted under the Conveyance and Grantors shall not hereafter create or suffer to exist any mortgage, lien or security interest superior to those granted hereby, except for the Permitted Encumbrances. The mortgage, lien and security interest granted pursuant hereto is granted pursuant to the laws of each state where any of the Subject Interests are located and Grantee shall be entitled to exercise all of the rights and remedies of a mortgagee and secured party under such laws of each such state in the event of any default by Grantors in the performance or payment (as applicable) of the Obligations.

         The maximum amount of the Obligations that may be outstanding at any time and from time to time that this Agreement secures as a mortgage is One Hundred Seventy Five Million and No/100 Dollars ($175,000,000).

         To the extent the Obligations secured hereby are deemed to be covered by Section 48-7-4 NMSA 1978, THIS AGREEMENT SHALL CONSTITUTE A "LINE OF CREDIT MORTGAGE" pursuant thereto. The mortgage lien granted herein shall not exceed at any one time the maximum amount of One Hundred Seventy Five Million and No/100 Dollars ($175,000,000). In the event of a redemption under a decree of foreclosure, the redemption period shall be one month in lieu of nine months, pursuant to Section 39-5-19 NMSA 1978.

         Any purchaser of Hydrocarbons from or attributable to the Subject Interests is authorized and directed to make payment to the Grantee out of the Hydrocarbons attributable to Grantors' interest in the Subject Interests for any amount which Grantee shall certify to such purchaser that it has paid and which Grantors are obligated to pay hereunder. Any insurer is authorized and directed to make payment to the Grantee of proceeds of insurance described in Section 11(a) hereof for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantors have failed or refused to do promptly pursuant to Section 11(b) hereof. Grantors hereby designate Grantee as Grantors' agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Grantee to exercise its rights under this Section 16. This designation and appointment shall be irrevocable as long as the Overriding Royalty remains in effect.

         As a matter of right and without regard to the sufficiency of the security, and without any showing of insolvency, fraud or mismanagement on the part of the Grantors, Grantee shall be entitled to the appointment of a receiver of the Hydrocarbons attributable to Grantors' interest or any part thereof, and of the income, issues and profits thereof.

         With respect to the Mortgaged Properties situated in Oklahoma, Grantors hereby confer on Grantee the power to sell the Hydrocarbons attributable to Grantors' interest in the manner provided in the "Oklahoma Power of Sale Mortgage Foreclosure Act" (46 O.S. Sections 40-49), as amended from time to time.

         This Agreement shall likewise be a security agreement and a financing statement, and shall be filed for record, among other places, in the real estate records of each county in which any portion of the Subject Interests described in Exhibit A is situated, and, when filed in such county shall be effective as a financing statement covering fixtures located on oil and gas properties, which oil and gas properties (and accounts arising therefrom) are to be financed at the wellheads of the wells located on the real property described in Exhibit A or unitized therewith. For the purposes of this financing statement, the debtors are the Grantors, whose address is set forth in Section 18 hereof, and the secured party is the Grantee, whose address is set forth in Section 18 hereof.

         17. Force Majeure.

                  (a) In the event of any party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such Force Majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

                  (b) For purposes of this Agreement "Force Majeure" means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies (other than Hydrocarbons), or permits due to existing or future rules, order, laws of governmental authorities (both federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein enumerated or otherwise, which are not anticipated at the time of execution hereof, which are not within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome. By way of illustration, the term "Force Majeure" shall not include shutdowns due to routine maintenance, repairs or workovers (regardless of whether such shutdown is by the operator or owner); restrictions caused by gas balancing agreements or arrangements; or depletion of reserves.

         18. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier or e-mail, as follows:

                 If to Grantors, addressed to:

                 c/o KCS ENERGY SERVICES, INC.
                 5555 San Felipe
                 Suite 1200
                 Houston, Texas 77056
                 Attention:  Harry Lee Stout
                 Fax No.:  713-877-1334
                 Phone No.:  713-877-8006
                 email:  hls@kcsenergy.com


                 With a copy to:

                 Mayor, Day, Caldwell & Keeton LLP
                 Attention:  Russell C. Shaw
                 700 Louisiana Street, Suite 1800
                 Houston, Texas  77002
                 Fax No.:  713-225-7047
                 Phone No.:  713-225-7002
                 email:  rshaw@mdck.com


                 If to Grantee, addressed to:

                 STAR VPP, LP
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Tricia Spence
                 Fax No.:  713-646-3640
                 Phone No.:  713-853-4222
                 email: tricia.spence@enron.com


                 With a copy to:

                 Enron Corp.
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Donna Lowry
                 Fax No.  713-646-4039
                 Phone No.  713-853-1939
                 email:  donna.lowry@enron.com
or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier or e-mail shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

         19. Performance of Agreements. Grantors shall pay and perform all of each Grantor's obligations under the letter agreements referred to in Sections 6.02(viii) - (xi) of the Purchase and Sale Agreement described in Section 16 above.

         20. Indemnity. It is understood and agreed that under neither this Agreement nor the Conveyance does Grantee assume or shall Grantee ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any well or facility thereon or storing, handling, treating or transporting to each Delivery Point production therefrom. Grantors shall fully defend, protect, indemnify and hold Grantee, its officers, employees, representatives and agents harmless from and against any and all claims, demands, suits and causes of action of every kind and character, including reasonable attorneys' fees and costs of defense, which may be made or asserted by any third party or governmental agency or entity, or by Grantors, Grantors' employees, agents, contractors and subcontractors and their employees and agents, on account of personal injury, death or property damage (including, without limitation, claims for pollution and environmental damage), any civil or criminal fines or penalties and any causes of action alleging statutory liability, relating to, arising out of, or in any way incidental to the Subject Interests, the wells and facilities thereon or used in connection therewith, the operation thereof and the production therefrom (including, without limitation, rentals, royalties and taxes thereon), WHETHER THROUGH AN ACT OR OMISSION OF GRANTEE OR ANY OTHER PARTY HERETO OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTEE OR ANY OTHER PERSON OR ENTITY INDEMNIFIED HEREUNDER. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY.

         21. Successors and Assigns. All the covenants and agreements of Grantors and Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of each Grantor's interest in the Subject Interests and Grantee's interest in the Overriding Royalty and shall inure to the benefit of each Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding assignments, transfers or pooling of Grantors' interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantors in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Nothing contained in this instrument or in the Conveyance shall in any way limit or restrict the right of Grantee, or Grantee's successors and assigns, to sell, convey, assign or mortgage the Overriding Royalty or its rights under this

Agreement in whole or in part. If Grantee, or Grantee's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Overriding Royalty as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Grantee, and to give or withhold all consents herein required or permitted to be obtained from Grantee.

         22. Damages. It is recognized that Grantee will look solely to the Overriding Royalty Hydrocarbons for satisfaction and discharge of the Overriding Royalty, and that Grantors are not personally liable for the payment and discharge thereof. However, the foregoing provision shall not relieve Grantors of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof or of the Conveyance.

         23. Joint and Several Obligations. Each Grantor agrees that all of the obligations and liabilities of the Grantors under this Agreement shall be joint and several, and Grantee may, at its election, at any time and from time to time, look to any or all of the Grantors in satisfaction of same.

         24. Cost of Litigation. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

         25. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement between the parties hereto. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         26. Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         27. Counterpart Execution. This Agreement may be executed by Grantors and Grantee in any number of counterparts, each of which shall be deemed an original instrument, but all of which shall constitute but one and the same Agreement; provided, however, in order to facilitate recording of this Agreement in the public records of each of the jurisdictions in which the Subject Interests are located or are deemed to be adjacent, (a) the exhibits (including Parts I and Parts II of Exhibit A) attached to a counterpart recorded in a single jurisdiction may contain only those pages (or portions thereof) which apply to Subject Interests which are located in or are adjacent to such jurisdiction, (b) the cover page has been omitted from the counterparts filed in Michigan, and (c) the Mississippi acknowledgment forms have been omitted from all counterparts other than the counterparts filed in Mississippi and Harris County, Texas. A complete counterpart of this Conveyance is recorded in Harris County, Texas.

         28. Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

         29. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER STATE MANDATORILY GOVERN ANY PROVISION OF THIS AGREEMENT.

         This Agreement is exempt from Michigan State Transfer tax pursuant to MCL 207.526. This Agreement is exempt from Michigan county transfer tax pursuant to MCL 207.505.

         A POWER OF SALE HAS BEEN GRANTED IN THIS AGREEMENT. A POWER OF SALE MAY ALLOW THE MORTGAGEE (BEING GRANTEE HEREUNDER) TO TAKE THE MORTGAGED PROPERTIES AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR (BEING GRANTORS HEREUNDER) UNDER THIS AGREEMENT.

                         [signatures on following page]

         EXECUTED in multiple originals as of the date set forth above.


                                       GRANTORS:
WITNESSES AS TO ALL SIGNATURES:
                                       KCS RESOURCES, INC.

----------------------------------
Marshall Eubank                        By:
                                          --------------------------------------
                                              Harry Lee Stout, Vice President
----------------------------------
Teresa Bushman

                                       KCS ENERGY SERVICES, INC.


                                       By:
                                          --------------------------------------
                                              Harry Lee Stout, President


                                       KCS MICHIGAN RESOURCES, INC.


                                       By:
                                          --------------------------------------
                                              Harry Lee Stout,
                                              Senior Vice President


                                       KCS MEDALLION RESOURCES, INC.


                                       By:
                                          --------------------------------------
                                              Harry Lee Stout, Vice President


                                       GRANTEE:

                                       STAR VPP, LP

                                       BY:      KCSE STAR, LLC,
                                                its general partner


                                       By:
                                          --------------------------------------
                                                C. John Thompson, Vice President

Exhibits:

         Exhibit A  --     Subject Interests
         Exhibit B  --     Excluded Property

Schedules:

         Schedule 1  --    Insurance Requirements
         Schedule 2  --    Intentionally Deleted
         Schedule 3  --    Required Percentages Per Month
         Schedule 4  --    Processing Agreements


This document prepared by:
William P. Swenson
Andrews & Kurth L.L.P.
4400 Chase Tower, 600 Travis
Houston, Texas  77002
Phone No.:  713-220-4506

                                    EXHIBIT D

                PRODUCTION AND DELIVERY AGREEMENT (KCS MEDALLION)


                                Exhibit D Page 1

                        PRODUCTION AND DELIVERY AGREEMENT


                                     BETWEEN


                          KCS MEDALLION RESOURCES, INC.

                                    "GRANTOR"


                                       AND


                                  STAR VPP, LP

                                    "GRANTEE"

                        PRODUCTION AND DELIVERY AGREEMENT

         This Production and Delivery Agreement ("Agreement") is made and entered into effective as of the 1st day of February 2001, by and between KCS MEDALLION RESOURCES, INC., a Delaware corporation, whose address is 5555 San Felipe, Suite 1200, Houston, Texas 77056 ("Grantor"), and STAR VPP, LP, a Delaware limited partnership, whose address is 1400 Smith Street, Houston, Texas 77002 ("Grantee").

         WHEREAS, by Conveyance of Production Payment of even date herewith from Grantor to Grantee and recorded contemporaneously herewith in the public records of Sutton County, Texas (the "Conveyance"), Grantee has purchased and acquired from Grantor, and Grantor has sold and conveyed to Grantee, the Production Payment described in the Conveyance. The term "Subject Interests" is defined in the Conveyance and includes (a) the "Production Payment" reserved by Grantor in
Part II of the Assignment and Agreement described in Exhibit A hereto and (b) the "Production Payment" conveyed to Grantor in Part II of the Conveyance of Production described in Exhibit A hereto.

         NOW, THEREFORE, as a material inducement to cause Grantee to purchase the Production Payment and in consideration of the mutual benefits and obligations of the parties hereunder, Grantee and Grantor have agreed, and hereby agree, as follows:

         1. Definitions. Each capitalized term used herein but not defined herein shall have the meaning given to it in the Conveyance.

         2. Marketing; Payment.

                  (a) If any of the Hydrocarbons attributable to the Subject Properties are subject to existing production sales agreements which cannot or will not be terminated at Closing (the "Existing Sales Contracts"), then during the remaining term of each Existing Sales Contract, the Hydrocarbons which are subject to such Existing Sales Contracts shall continue to be sold and delivered at the contract price and terms applicable thereto. Grantor shall perform and administer each Existing Sales Contract, but shall not amend, extend or renew any of the Existing Sales Contracts without Grantee's prior written consent, and upon Grantee's written request, Grantor shall take such actions as may be necessary to cause the Existing Sales Contracts to expire at the end of their respective terms, or if permitted under the terms thereof, to terminate prior to the expiration of their respective terms. With respect to all Hydrocarbons attributable to the Subject Properties that are not sold under Existing Sales Contracts, Grantor shall sell, or cause to be sold, such Hydrocarbons pursuant to arm's length contracts with Approved Purchasers, containing provisions negotiated by Grantor as a prudent marketer. Each such contract shall provide for a term period not to exceed three Months or provide for cancellation or termination upon thirty days (or less) notice to the other party.

                  (b) On or before each Monthly Payment Date, the Monthly PP Amount for the immediately preceding Month shall be paid by Grantor by wire transfer to Grantee to an account designated by Grantee from time to time. Grantor will diligently enforce the terms of all sales agreements under which Hydrocarbons attributable to the Subject Properties are sold, including full and prompt payment of all amounts due from such sales. Grantee shall have the right at any time Grantee considers prudent to direct the purchasers of any Hydrocarbons attributable to the Subject Interests to pay the proceeds thereof directly to Grantee by delivering to such purchasers the letters in lieu of transfer orders previously executed by Grantor and held by Grantee (Grantor hereby authorizing Grantee to complete any such letter in lieu by inserting the relevant purchaser's name and address therein). If Grantee requests direct payment, Grantor will cooperate in instructing the purchasers to pay such proceeds directly to Grantee and shall execute such additional instruments as may be necessary or appropriate in connection therewith. If any Hydrocarbons attributable to the Subject Interests are sold by Grantor under the terms of any agreement between Grantor and Grantee or between Grantors and any Affiliate of Grantee, then Grantee shall be entitled to retain the proceeds of such sale or receive direct payment from its Affiliate, in each case, to the extent of the Monthly PP Amounts (and interest accrued thereon, if any) then due and payable with respect to the Production Payment.

                  (c) For purposes of this Agreement, "Approved Purchasers" shall mean: (i) each entity listed on the Approved Purchaser List attached as Exhibit J to the Purchase and Sale Agreement described in Section 9 below, and
(ii) each other entity proposed by Grantor from time to time who (y) has agreed in writing with Grantee to pay Overriding Royalty Hydrocarbon sales proceeds directly to Grantee and (z) is approved in writing by Grantee; provided, however, that upon 3 days written notice from Grantee to Grantor, Grantee may terminate any such entity under clauses (i) or (ii) above as an Approved Purchaser.

         3. Rate of Production.

                  (a) Grantor shall prudently operate and produce with respect to those Subject Wells operated by Grantor, and shall use Grantor's best efforts to cause to be prudently operated and produced, with respect to the Subject Wells not operated by Grantor in accordance with good engineering practices and the following requirements: (i) the amount of Hydrocarbons produced from any Subject Well shall not exceed in any Month the lower of (x) the maximum amount that the Subject Well is capable of producing at its maximum efficient rate of flow or (y) the respective allowable rate of flow under applicable orders, rules, regulations or laws, if any; (ii) the amount of Hydrocarbons produced from the Subject Wells shall be sufficient to prevent a net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed to the Subject Properties; and (iii) subject to field rules established by governmental authorities having or asserting jurisdiction, the amount of Hydrocarbons produced from the Subject Wells shall be equitable and ratable, based on factors used in determining such field rules.

                  (b) Subject to the provisions of Section 3(a), Grantor shall use Grantor's best efforts to cause the Subject Wells to produce each Month that quantity of Hydrocarbons sufficient to cause the Monthly PP Amount to equal the product obtained by multiplying the Subject Quantity for such Month times the Spot Price for such Month.

                  (c) If for any reason at any time, or from time to time, (i)
(y) there has been an acceleration in the rate of production of Hydrocarbons from the Subject Interests for any one Month period that exceeds the rates set forth in the reserve report prepared by Netherland, Sewell & Associates (the "Independent Engineer") dated as of December 31, 2000 attributable to such Month, or (z) any required operation to be undertaken by Grantor is not timely performed in accordance with the terms hereof, and (ii) the ratio that the Tail Reserves bears to the Remaining

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
Reserves is less than the Required Percentage (as defined in Section 3(f)), then in addition to any other rights or remedies available to Grantee, then Grantee shall have the right, at Grantee's option, to cause the remaining Scheduled Amounts shall be adjusted as provided in Section 3(d). As used in this Section 3, "Tail Reserves" means, as of the date of any determination, the Risk Adjusted Proved Reserves of Hydrocarbons projected to be attributable to the Subject Interests determined by calculating such Risk Adjusted Proved Reserves for the Subject Interests as of the later of (x) the end of the last Month for which a Scheduled Amount is set forth on Schedule 1 to the Conveyance or (y) the date of such determination of Tail Reserves. As used in this Section 3, "Remaining Reserves" means, as of the date of any determination, the Risk Adjusted Proved Reserves of Hydrocarbons projected to be attributable to the Subject Interests in Exhibit A without regard to the Production Payment. As used in this Section 3, "Risk Adjusted Proved Reserves" means proved reserves of Hydrocarbons which, after adjustments by Grantee based on Grantee's assessment of risk, can be estimated with reasonable certainty to be recoverable under economic conditions existing at the time of determination.

                  (d) Upon Grantee's election to exercise the option set forth in Section 3(c) above, Grantee shall in good faith generate a proposed revised
Schedule 1 to the Conveyance which results, at the time of Grantee's exercise of the option, in a ratio of the Tail Reserves to the Remaining Reserves, greater than, but as near as reasonably possible to, the Required Percentage. Grantee shall present its proposal to Grantor for review and verification that the proposed Schedule complies with the requirements of the foregoing sentence. Grantor and Grantee shall amend the Conveyance to incorporate the amended
Schedule 1 immediately following the parties' agreements as to the substance of such Schedule or the determination of the amended Schedule 1 by the independent petroleum engineering firm under Section 3(e), as applicable.

                  (e) In the event Grantor and Grantee are not able to agree upon Grantee's proposed amended Schedule 1 pursuant to Section 3(d) above, the parties shall select an independent petroleum engineering firm to make such a determination of the appropriate Schedules. The fees and expenses of such firm shall be borne equally by Grantor and Grantee. The determination of such firm shall be binding upon Grantor and Grantee. If within 15 days after either party notifies the other that it requests a determination by an independent firm, the parties are unable to agree upon such a firm, each party shall in good faith prepare a list of four independent petroleum engineering firms. Each list shall set forth that party's priority order with the highest priority firm listed first. Each party shall submit its list to the other within five days after the end of the 15 day period provided above. The list shall be compared and the first listed firm appearing in Grantee's list that also appears in Grantor's list shall be the firm used to make such determination. If either party fails to provide a list of that party's recommended firms, such party's list shall not be considered and the first listing on the other party's list shall be the firm used to make the determination. If no firm is selected pursuant to the procedures followed herein, then the firm used shall be selected by Grantee.

                  (f) The term "Required Percentages" as used in this Section 3 shall mean the percentage set forth on Schedule 2 opposite the applicable Month.

                  (g) In the event of any change in Scheduled Amounts pursuant to this Section 3, Grantee and Grantor shall execute and acknowledge an appropriate amendment to the

Conveyance changing the affected Scheduled Amounts, and Grantor, at Grantor's expense, shall cause such amendment to be filed in all appropriate county records.

         4. Operation of Subject Properties. At all times from the date hereof until the termination of the Production Payment and whether or not any Grantor is the operator of the Subject Properties, Grantor, at Grantor's cost and expense, shall:

                  (a) Cause, or to the extent Grantor is not the operator, use its best efforts to cause, the Subject Properties to be maintained in full force and effect, and to be developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner as would a prudent operator (and without regard to the burden of the Production Payment), all in accordance with generally accepted industry practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations, and shall otherwise comply with all applicable laws, rules and regulations;

                  (b) Pay, or cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Subject Properties or the production therefrom, and all costs, expenses and liabilities incurred in or arising from the operation or development of the Subject Properties, or the producing, treating, gathering, storing, marketing or transporting of Hydrocarbons therefrom;

                  (c) Cause, or to the extent a Grantor is not the operator, use its best efforts to cause, all wells, machinery, equipment and facilities of any kind now or hereafter located on the Subject Properties, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be provided and to be kept in good and effective operating condition as would a prudent operator (and without regard to the burden of the Production Payment), and all repairs, renewals, replacements, additions and improvements thereof or thereto, useful or needful to such end, to be promptly made;

                  (d) Give or cause to be given to Grantee written notice of every adverse claim or demand made by any person affecting the Subject Properties, the Hydrocarbons produced therefrom, the Subject Interests and/or the Production Payment in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and at Grantor's expense cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Properties, the Hydrocarbons produced therefrom, the Subject Interests and/or the Production Payment against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

                  (e) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character, other than (i) Taxes constituting a lien but not due and payable, and (ii) the Permitted Encumbrances;

                  (f) Pay all Taxes when due and before they become delinquent (and provide Grantee with proof of such payment), and reimburse Grantee for any Taxes paid by Grantee as a result of the Production Payment;

                  (g) Pay promptly when due and before they become delinquent all operating expenses and all billings under applicable joint operating agreements (except to the extent contested in good faith);

                  (h) Not resign as manager of the Subject Properties under the Management Agreement unless approved in writing by Grantee;

                  (i) Comply with all of Grantor's obligations under the Management Agreement;

                  (j) Enforce the terms of the Management Agreement and all other agreements related to the Subject Interests and exercise all rights and remedies with respect thereto, all with reasonable diligence;

                  (k) Not amend the Management Agreement, the Assignment and Agreement, the InterCoast Conveyance, or the Existing Sales Contracts;

                  (l) Not amend any other agreement related to the Subject Interests that could adversely affect the Subject Interests or the Production Payment;

                  (m) Not charge any overhead costs or other similar amounts that would be included in the definition of "Costs" (as such term is defined in the Assignment and Agreement and the InterCoast Conveyance) in excess of those allowed under the operating agreements currently in effect with respect to the Subject Properties;

                  (n) Not enter into any contract or transaction related in any way to the Subject Properties with any affiliate of Grantor on terms less favorable to Grantor than could be obtained in an arm's length transaction with a person or entity that is not an affiliate of Grantor; and

                  (o) Not charge any fee for marketing Hydrocarbons produced from the Subject Properties.

         5. Insurance; Damage or Loss.

                  (a) Grantor shall maintain or cause to be maintained, at Grantor's sole cost and expense and with financially sound and reputable insurers reasonably satisfactory to Grantee, insurance against such liabilities, casualties, risks and contingencies, and in such types as is customary in the case of independent oil companies engaged in operations of similar property, including, without limitation, insurance of the types and coverages described in
Schedule 1 hereto and with limits of coverage no less than those set out in
Schedule 1. Such insurance shall name Grantee as an additional insured (as to liability policies) and as a loss payee to the extent of Grantee's interest (as to property policies). Grantor shall furnish certificates of such insurance to Grantee and shall obtain endorsements to such policies providing that the insurer will notify Grantee not less than 30 days prior to the expiration or termination of such policy of insurance.

                  (b) In the event of any damage to or loss of any platform, pipeline, well, equipment or facility on the Subject Properties, Grantor (at no cost to Grantee) shall promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or lost property, unless to do so would not be economically feasible (without regard to the burden of the Production Payment, but taking into account insurance proceeds and recoveries).

         6. Abandonment of Wells.

                  (a) Until the termination of the Production Payment, Grantor shall not, without first obtaining the written consent of Grantee, abandon any Subject Well or surrender, abandon or release any of the Subject Properties or Subject Interests or any part thereof; provided, without the consent of Grantee:

                  (i) If and when, in Grantor's reasonable judgment, exercised in good faith and as would a prudent operator not burdened by the Production Payment, a Subject Well becomes no longer capable of producing Hydrocarbons in paying quantities (without regard to the burden of the Production Payment) and it would not be economically feasible (without regard to the burden of the Production Payment) to restore the productivity of such well by reworking, reconditioning, deepening, plugging back or otherwise, Grantor shall have the right to abandon such well, subject to the provisions of Section 6(c).

                  (ii) Subject to the provisions of Section 6(c), Grantor shall have the right to surrender and release any Subject Property or part thereof when, in the reasonable judgment of Grantor exercised in good faith and as would a prudent operator not burdened by the Production Payment, there is no well located thereon which is capable of producing Hydrocarbons in paying quantities and the drilling of an additional well thereon would not, in Grantor's reasonable opinion, be economically feasible (without regard to the burden of the Production Payment).

                  (b) For all purposes of this Agreement, (i) a Subject Well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition which reasonably appears to be permanent, such that the aggregate value of the Hydrocarbons which are being produced or which it reasonably appears will be produced from such well, net of royalties and Taxes but without regard to the burden of the Production Payment, no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well (excluding office and management overhead and similar charges), and (ii) the restoration of the productivity of a Subject Well shall be deemed to be "economically feasible" whenever the aggregate value of the Hydrocarbons which it reasonably appears will be produced from such well, net of royalties and Taxes but without regard to the burden of the Production Payment, will exceed the costs and expenses directly related to such restoration or drilling and the operation and maintenance of such well (excluding office and management overhead and similar charges).

                  (c) Before abandoning any Subject Well or surrendering or releasing any Subject Property or part thereof, Grantor shall offer to assign the same to Grantee upon Grantee's payment of the net salvage value (if any) attributable to Grantor's interest therein and assumption of the obligations attributable to Grantor's interest therein.

         7. Information.

                  (a) At all times from the date hereof until the termination of the Production Payment, Grantor, at Grantor's own expense, shall furnish to Grantee the following reports and information at the times indicated below.

                  (i) Quarterly within 50 days after the end of each calendar quarter, excluding the last calendar quarter of each year, unaudited combined financial statements of Grantor as of the end of and for such period, including a balance sheet and statements of income and cashflows, prepared in accordance with the generally accepted accounting principles.

                  (ii) Annually within 100 days after the end of each year, Grantor shall furnish Grantor's financial statements as of the end of and for such period, including a balance sheet and statements of income, owner's equity and cashflow statements, prepared in accordance with the generally accepted accounting principles, accompanied by a report of Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present Grantor's financial condition, results of operations and changes in financial position in accordance with the generally accepted accounting principles, consistently applied.

                  (iii) Semi-annually on or before March 1 and September 1 of each year (commencing September 1, 2001), Grantor shall at Grantor's expense furnish a reserve report satisfactory to Grantee (together with Grantor's internally prepared summary of such report), as of the immediately preceding December 31 and June 30, respectively. Each report dated as of December 31 shall be prepared by the Independent Engineer, Miller & Lents, Ltd., Ryder Scott Company or Cawley, Gillespie & Associates or other independent petroleum engineering firm approved by Grantee. Each report shall incorporate all current information and data available to Grantor pertinent to the estimation of oil and gas reserves attributable to the Subject Interests and set forth the following:

                           (A) an estimation of the oil and gas reserves,
                  classified by appropriate categories, as of such date attributable to the Subject Interests,

                           (B) a projection of the rate of production of, and
                  net income from, such reserves,

                           (C) a calculation of the present worth of such net
                  revenue discounted at a rate or rates designated from time to time by Grantee, and

                           (D) a schedule or complete description of all
                  assumptions, estimates and projections made or used in the preparation of such report, including without limitation estimated future product prices, capital expenditures, operating expenses and taxes.

         Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, shall be based on such assumptions as to costs, product prices and similar factors as Grantee shall designate from time to time. Grantee shall be furnished a copy of any other reserve report prepared for Grantor by any independent petroleum engineering firm covering the Subject Interests.

                  (iv) Quarterly within 50 days after the end of each calendar quarter, a certificate executed by an officer of Grantor certifying that to the best of his knowledge, after reasonable investigation, that all royalties, production taxes and rentals have been paid in full and in accordance with the terms of the Leases, other agreements and state regulations and that Grantor is in compliance in all material respects with the terms of the Conveyance and this Agreement, or if not, specifying in reasonable detail any exceptions thereto.

                  (v) Quarterly, no later than 45 days after the end of each calendar quarter, and at such other time as may be requested by Grantee, Grantor shall furnish reports concerning the expediency of any change in methods of treatment or operation of all or any Subject Wells and productive of Hydrocarbons, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for liquidation of the Production Payment and the current status of all wellhead gas imbalances for the Subject Interests.

                  (vi) Promptly after becoming available and in any event within 45 days after the end of each Month, Grantor shall furnish a report showing: (A) production data related to the Subject Interests that are required to be reported by the State of Texas, (B) the calculation of the Net Proceeds and the Monthly PP Amount for such Month (including, without limitation, a statement of the Costs and Revenues (as such terms are defined in the Assignment and Agreement and the InterCoast Conveyance) for such Month), and (C) the aggregate remaining Required Volumes (as such term is defined in the Assignment and Agreement and InterCoast Conveyance) that must be produced from the Subject Wells to cause the production payments reserved by Grantor under Assignment and Agreement and conveyed to Grantor under the InterCoast Conveyance to terminate.

                  (vii) Promptly after becoming available and in any event within 45 days after the end of each Month, Grantors shall furnish Grantee a lease operating statement showing gross and net volumes of Hydrocarbons produced and sold from the Subject Properties, average sales prices, severance taxes, lease operating expenses, capital expenditures and any other revenues and expenses associated with the Subject Properties.

                  (viii) Promptly after receipt and in any event within 15 days after receipt, Grantors shall furnish Grantee with all reports, data, notices and other information received by Grantor in connection with the Subject Interests, and Grantor shall furnish

         Grantee with copies of all notices, statements, reports and other communications prepared or sent by Grantor under the Management Agreement.

                  (ix) Promptly and in any event within 30 days after entering into any new production sales agreement to sell any Hydrocarbons attributable to the Subject Properties, Grantor shall furnish Grantee with a detailed summary of such agreement, which shall include, without limitation, the name and address of the purchaser, pricing, volumes, properties covered thereby and the term thereof.

                  (x) As soon as possible and in any event within 5 days after any Grantor becomes aware thereof, Grantors shall furnish Grantee with notice of (A) any breach of this Agreement or the Conveyance, or (B) any action, event or occurrence that could reasonably be expected to have an adverse effect on the Production Payment.

                  (xi) Upon request, Grantor shall furnish Grantee copies of (if available) surface maps showing property lines and well locations, well logs, core analysis data, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Wells and the production therefrom.

                  (xii) In addition to the reserve reports to be delivered to Grantee under Section 7(a)(iii), upon the request of Grantee, Grantor shall at Grantor's expense furnish a reserve report to Grantee prepared by the Independent Engineer, dated as of the last day of the Month immediately preceding the date of such request and covering the oil and gas reserves attributable to the Subject Interests; provided that Grantee shall have the right to request only one reserve report under this Section 7(a)(xii). If Grantee requests that the reserve report only update the reserve report described in Section 3(c) with new pricing information, then Grantee shall deliver such reserve report within 10 days of Grantee's request, otherwise Grantee shall deliver such reserve report within 45 days of Grantee's request. Such reserve report shall be prepared in accordance with the guidelines set forth in
         Section 7(a)(iii).

                  (xiii) Upon request, Grantor shall furnish such other information as Grantee may reasonably request.

                  (b) Grantee shall have the right from time to time to audit the books and records of Grantor with respect to the Subject Interests, including without limitation, all information with respect to volumes of Hydrocarbons produced from the Subject Properties, the sales price of Hydrocarbons sold attributable to the Subject Properties, the calculation of Net Proceeds and Monthly PP Amounts, and the payment by Grantor of all costs and expenses incurred in connection with the Subject Properties. Such audits shall be conducted by Grantee so as to result in a minimum disruption in the ongoing business and affairs of Grantor and shall be conducted during normal business hours at Grantor's offices or at the offices where the Grantor maintain the records relating to the items set forth above. This right to audit shall survive the termination of the Production Payment for two years. If, as a result of any such audit, it is determined that any amount is due Grantee as a result of the failure of Grantor to properly pay the Monthly PP Amounts to Grantee in accordance with the terms of the Conveyance and this Agreement, Grantor shall pay Grantee the Monthly PP Amounts which Grantor failed to remit, together with interest at the Fixed Rate from the date that such amount should have been paid in accordance with the terms of the Conveyance and this Agreement to the date of payment.

         8. Access to Subject Interests. To the extent the Grantor has the right to do so, Grantor shall permit or facilitate the duly authorized representatives of Grantee, at any reasonable time, but at Grantee's sole risk and expense, to make such inspection of the Subject Properties and the property, machinery, equipment and facilities used in the operation thereof (or any records of Grantors related thereto) as such representatives shall deem proper.

         9. Remedies of Grantee; Mortgage and Security Interest. At any time and from time to time until the termination of the Production Payment, if Grantor shall fail to perform or observe any of the covenants or agreements provided herein or in the following described Purchase and Sale Agreement to be performed or observed by Grantor, then Grantee, in addition to Grantee's right to recover damages and all other remedies available to Grantee at law or in equity, may, if such failure shall continue unremedied after 15 days following the earlier to occur of (x) written notice thereof being delivered to Grantor or (y) Grantor first having knowledge of such failure:

                  (a) pay, or cause to be paid, any of the costs, expenses, Taxes (which Taxes are not being contested in good faith by the Grantor) or other amounts which Grantor has agreed to pay under the Conveyance or this Agreement which have become delinquent, and be reimbursed by Grantor on demand by Grantee for all amounts so paid or incurred, together with interest at the Fixed Rate from the date of such payment until the date of reimbursement; and

                  (b) sell, on behalf and for the account of Grantor, all of the Hydrocarbons attributable to Grantor's interest in the Subject Interests and apply the proceeds thereof to any amount owed by Grantor hereunder; and

                  (c) setoff any amount owed to Grantor or its Affiliates by Grantee or its Affiliates against any amount owed to Grantee hereunder; and

                  (d) apply to a court of equity for the specific performance or observance of any such covenant or condition and in aid of the execution of any power herein granted and for the appointment of a receiver of the Subject Interests.

         In order to secure payment of all amounts advanced or paid by Grantee under this Section 9 and to secure performance by Grantor of all of Grantor's other obligations under this Agreement and the Purchase and Sale Agreement dated February 14, 2001 between Grantor and Grantee, as such agreements may be modified or amended from time to time (all of such payment and performance obligations being hereinafter collectively referred to as the "Obligations"), Grantor does hereby mortgage, grant, affect, assign and hypothecate to Grantee, and grant to Grantee a lien and security interest in (i) the Subject Interests whether now owned or hereafter acquired by Grantor, (ii) all of Grantor's equipment, fixtures, inventory, goods, accounts, contracts rights and general intangibles, whether presently existing or to arise in the future, now owned or hereafter acquired, insofar as the same are (x) located on the Leases more fully described in the exhibits to this Agreement and any amendments or modifications to this Agreement executed from time to time, and any renewals, extensions or replacements of such

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
Leases, or (y) are used in connection with, or relate to the ownership or operation of, the Leases or Subject Interests, or (z) arise out of the sale or other conveyance of oil, gas or other minerals produced and saved from the Leases, and (iii) all liens and security interests presently existing or hereafter arising in favor of Grantor to secure the payment and performance of proceeds and other obligations now or hereafter owing to Grantor with respect to the Subject Interests, together with any and all products and proceeds of any of the foregoing (collectively, the "Mortgaged Properties"). The mortgage, lien, security interest and collateral assignment granted hereby shall be subject only to the Production Payment granted under the Conveyance and Grantor shall not hereafter create or suffer to exist any mortgage, lien and security interest superior to those granted hereby, except for the Permitted Encumbrances. The mortgage, lien and security interest granted pursuant hereto is granted pursuant to the laws of the State of Texas and Grantee shall be entitled to exercise all of the rights and remedies of a mortgagee and secured party under the laws of such state in the event of any default by Grantor in the performance or payment (as applicable) of the Obligations.

         Any purchaser of Hydrocarbons from or attributable to the Subject Properties is authorized and directed to make payment to the Grantee out of the Hydrocarbons attributable to the Subject Properties for any amount which Grantee shall certify to such purchaser that it has paid and which Grantor is obligated to pay hereunder. Any insurer is authorized and directed to make payment to the Grantee of proceeds of insurance described in Section 5(a) hereof for any amount which Grantee shall certify to such insurer that it has expended in redrilling, rebuilding, reconstructing, repairing, restoring or replacing damaged or lost property which Grantor has failed or refused to do promptly pursuant to Section 5(b) hereof. Grantor hereby designates Grantee as Grantor's agent and attorney in fact to execute any instruments which may be necessary or appropriate, including without limitation designations of operator, to enable Grantee to exercise its rights under this Section 9. This designation and appointment shall be irrevocable as long as the Production Payment remains in effect.

         10. Force Majeure.

                  (a) In the event of any party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement other than to make payments due hereunder, it is agreed that on such party's giving notice and full particulars of such Force Majeure in writing or by telecopy to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

                  (b) For purposes of this Agreement "Force Majeure" means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government, either federal or state, inability to obtain necessary materials, supplies (other than Hydrocarbons), or permits due to existing or future rules, order, laws of governmental authorities (both federal and state), civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein


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
enumerated or otherwise, which are not anticipated at the time of execution hereof, which are not within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome. By way of illustration, the term "Force Majeure" shall not include shutdowns due to routine maintenance, repairs or workovers (regardless of whether such shutdown is by the operator or owner); restrictions caused by gas balancing agreements or arrangements; or depletion of reserves.

         11. Operator. For purposes of this Agreement, Grantor shall be deemed the operator of the Subject Properties for so long as Grantor remains the manager under the Management Agreement, regardless of whether (a) Grantor is the operator of record with the Texas Railroad Commission or (b) Grantor is the named operator under any applicable operating agreement, except to the extent that another working interest owner (other than InterCoast) is the operator of record or named operator as the case may be.

         12. Notices. All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by certified mail, postage prepaid and return receipt requested or sent by telecopier or e-mail, as follows:

                 If to Grantor, addressed to:

                 KCS MEDALLION RESOURCES, INC.
                 5555 San Felipe
                 Suite 1200
                 Houston, Texas 77056
                 Attention:  Harry Lee Stout
                 Fax No.:  713-877-1334
                 Phone No.:  713-877-8006
                 email:  hls@kcsenergy.com

                 With a copy to:

                 Mayor, Day, Caldwell & Keeton LLP
                 Attention:  Russell C. Shaw
                 700 Louisiana Street, Suite 1800
                 Houston, Texas  77002
                 Fax No.:  713-225-7047
                 Phone No.:  713-225-7002
                 email:  rshaw@mdck.com

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
                 If to Grantee, addressed to:

                 Star VPP, LP
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Tricia Spence
                 Fax No.:  713-646-3640
                 Phone No.:  713-853-4222
                 email: tricia.spence@enron.com


                 With a copy to:

                 Enron Corp.
                 1400 Smith
                 Houston, Texas  77002
                 Attention:  Donna Lowry
                 Fax No.  713-646-4039
                 Phone No.  713-853-1939
                 email:  donna.lowry@enron.com

or to such other place within the United States of America as either party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier or e-mail shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

         13. Indemnity. It is understood and agreed that under neither this Agreement nor the Conveyance does Grantee assume or shall Grantee ever be liable or responsible in any way for the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any well or facility thereon or storing, handling, treating or transporting production therefrom. Grantor shall fully defend, protect, indemnify and hold Grantee, its officers, employees, representatives and agents harmless from and against any and all claims, demands, suits and causes of action of every kind and character, including reasonable attorneys' fees and costs of defense, which may be made or asserted by any third party or governmental agency or entity, or by Grantor, Grantor's employees, agents, contractors and subcontractors and their employees and agents, on account of personal injury, death or property damage (including, without limitation, claims for pollution and environmental damage), any civil or criminal fines or penalties and any causes of action alleging statutory liability, relating to, arising out of, or in any way incidental to the Subject Interests, the wells and facilities thereon or used in connection therewith, the operation thereof and the production therefrom (including, without limitation, rentals, royalties and taxes thereon), WHETHER THROUGH AN ACT OR OMISSION OF GRANTEE OR ANY OTHER PARTY HERETO OR OTHERWISE, AND WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF GRANTEE OR ANY OTHER PERSON OR

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
ENTITY INDEMNIFIED HEREUNDER. THIS INDEMNITY SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY PARTY INDEMNIFIED HEREUNDER AS A RESULT OF ANY STATUTE, RULE, REGULATION OR THEORY OF STRICT LIABILITY.

         14. Successors and Assigns. All the covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with the land and shall be binding upon the successors and assigns of Grantor's interest in the Subject Interests and Grantee's interest in the Production Payment and shall inure to the benefit of Grantor, Grantee, and their respective successors and permitted assigns. The foregoing notwithstanding, nothing herein is intended to modify or shall have the effect of modifying the restrictions on assignment set forth in the Conveyance regarding assignments, transfers or pooling of Grantors' interest in the Subject Interests; and the preceding sentence shall not be deemed to permit any assignment or other transfer of the interest of Grantor in any of the Subject Interests that is not specifically permitted by the provisions of the Conveyance. Nothing contained in this instrument or in the Conveyance shall in any way limit or restrict the right of Grantee, or Grantee's successors and assigns, to sell, convey, assign or mortgage the Production Payment or its rights under this Agreement in whole or in part. If Grantee, or Grantee's successors and assigns, at any time shall execute a mortgage, pledge or deed of trust covering all or any part of the Production Payment as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage, pledge or deed of trust so provides and upon the occurrence or existence of the event or condition therein stated, if so conditioned, to exercise all of the rights, remedies, powers and privileges herein conferred upon Grantee, and to give or withhold all consents herein required or permitted to be obtained from Grantee.

         15. Damages. It is recognized that Grantee will look solely to the Net Proceeds for satisfaction and discharge of the Production Payment, and that Grantor is not personally liable for the payment and discharge of the Production Payment, except to the extent of the Net Proceeds received by Grantor. However, the foregoing provision shall not relieve Grantor of any obligations under this Agreement or any obligation to respond in damages for any breach of any of the provisions hereof or of the Conveyance.

         16. Cost of Litigation. In the event of a breach of this Agreement, or if a dispute arising hereunder is not resolved by mutual agreement, and either party should sue the other party to enforce its rights hereunder or for breach hereof, the party prevailing in such litigation shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other remedy or recovery to which it may be entitled.

         17. Entire Agreement; Amendments; Waiver. This Agreement constitutes the entire agreement between the parties hereto. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the duly authorized representatives of the parties. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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
         18. Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         19. Counterpart Execution. This Agreement may be executed by Grantor and Grantee in any number of counterparts, each of which shall be deemed an original instrument, but all of which shall constitute but one and the same Agreement.

         20. Partial Invalidity. Except as otherwise expressly stated herein, in the event any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court or regulatory agency of competent jurisdiction by reason of a statutory change or enactment, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement.

         21. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                         [signatures on following page]

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
         EXECUTED in multiple originals as of the date set forth above.

                                   GRANTOR:

                                   KCS MEDALLION RESOURCES, INC.


                                   By:
                                       --------------------------------------
                                          Harry Lee Stout, Vice President


                                   GRANTEE:

                                   STAR VPP, LP

                                   By:    KCSE Star, LLC, its general partner


                                   By:
                                       --------------------------------------
                                       C. John Thompson, Vice President



Exhibits:

         Exhibit A  --     Subject Interests; Leases

Schedules:

         Schedule 1  --    Insurance Requirements
         Schedule 2  --    Required Percentages Per Month

                                Exhibit I Page 1